Exhibit 2.3

UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:	§
	§	CASE NO. 04-31200 HDH
MINORPLANET SYSTEMS USA, INC.,	§	Jointly Administered
§
DEBTOR	§	CHAPTER 11
§
CAREN (292) LIMITED,	§	CASE NO. 04-31201 HDH
§
DEBTOR	§	CHAPTER 11
§
MINORPLANET SYSTEMS USA LIMITED,	§	CASE NO. 04-31202 SAF
§
DEBTOR	§	CHAPTER 11

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
CONFIRMING DEBTORS’ THIRD AMENDED JOINT PLAN OF
REORGANIZATION AND APPROVING SETTLEMENT OF
DEBTORS’ AMENDED MOTION FOR VALUATION

     Came on for hearing before the Court (i) the Debtors’ Second Amended Joint Plan of Reorganization (docket #184) (the “Second Amended Plan”), filed by Minorplanet Systems USA, Inc. (“Minorplanet”), Caren (292) Limited (“Caren”), and Minorplanet Systems USA Limited (“Limited” and, together with Minorplanet and Caren, the “Debtors”), and (ii) the Debtors’ Motion to Approve Compromise and Settlement Agreement on Debtors’ Motion for Valuation (the “Settlement Motion”), and the Court, after reviewing (a) the Second Amended Joint Disclosure Statement Regarding Debtors’ Second Amended Joint Plan Of Reorganization (docket #183) (the “Disclosure Statement”), (b) the Second Amended Plan, (c) the Debtors’ Third Amended Joint Plan of Reorganization (docket #237) (the “Third Amended Plan” or, with modifications thereof announced at the Confirmation Hearing, the “Plan”), (d) the Response filed by the Official Committee of Unsecured Creditors in these cases (the “Committee”) in support of confirmation of the Plan, (e) the Settlement Motion, (vi) the Debtors’ Amended Motion for

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Valuation (the “Valuation Motion”), and (f) the other pleadings and filings in these cases, and after receiving evidence and hearing arguments of counsel at the confirmation hearing on the Plan and the hearing on the Settlement Motion held on June 28, 2004, makes the following findings of fact and conclusions of law:

     A. Jurisdiction; Core Proceeding; Venue. This matter is a core proceeding, over which this Court has jurisdiction pursuant to 28 U.S.C. §§ 157(b)(2)(L) and 1334(a). Venue of these proceedings is proper under 28 U.S.C. §§ 1408 and 1409.

     B. Judicial Notice. Judicial notice is hereby taken of the docket of these Cases, including, without limitation, all pleadings, claims and other documents filed, all orders entered, and the transcripts of, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of these Cases.

     C. Disclosure Statement Order. On May 24, 2004, the Court entered an Order (i) Approving Debtors’ Second Amended Disclosure Statement Regarding Debtors’ Second Amended Joint Plan Of Reorganization, (ii) Setting Hearing To Consider Confirmation Of The Debtors’ Second Amended Plan, and (iii) Establishing Deadline For Filing Objections Thereto (the “Disclosure Statement Order”) (Docket #189).

     D. Voting Procedures Order. On May 24, 2003, the Court entered an Order (i) Establishing A Record Date; (ii) Establishing Notice And Objection Procedures For Confirmation Of The Plan; (iii) Approving Solicitation Packages And Procedures For Distribution; and (iv) Approving Forms Of Ballots And Procedures For Voting On The Plan (the “Voting Procedures Order”), which, among other things, (a) approved the form of ballots for voting on the Plan (“Ballots”) and certain notices of non-voting status (“Non-Voting Notices”) for certain holders of Claims1 and Interests, and (b) established certain procedures for soliciting votes with respect to the Plan.

     E. Solicitation. The Debtors transmitted the Disclosure Statement, the Second Amended Plan, the Ballots or Non-Voting Notices, the Disclosure Statement Order, notice of the confirmation hearing, the Voting Procedures Order, and solicitation letters approved by the Court (collectively, the “Solicitation Packages”) in accordance with Bankruptcy Rule 3017(d). On June 21, 2004, the Debtors served upon the Debtors’ mailing matrix a notice of the filing of the Third Amended Plan, together with a copy of all changes from the Second Amended Plan in the same notice. Based on the foregoing, due, adequate and sufficient notice of the Disclosure Statement and the Plan and of the Confirmation Hearing and of all deadlines for voting on or filing objections to the Plan has been given to all known holders of Claims and Interests in accordance with the Disclosure Statement Order and the Bankruptcy Rules, and no other or further notice is or shall be required. All procedures used to distribute the Solicitation Packages to the applicable holders of Claims and Interests entitled to vote on the Plan, and to holders of Claims and Interests not entitled to vote on the Plan, and to tabulate the Ballots were fair and

1Unless defined herein, capitalized terms shall have the meanings provided in the Plan.

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conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws and regulations.

     F. Balloting. The Debtors filed the Certification of Balloting Agent with Respect to Votes on the Debtors’ Plan (the “Balloting Affidavit”), attesting and certifying the results of the ballot tabulation for classes of Claims and Interests entitled to vote on the Plan. Votes for acceptance or rejection of the Plan were solicited in good faith and in compliance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the order approving the Disclosure Statement, other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws and regulations.

     G. Substantive Consolidation. On June 17, 2004, the Court entered an Order substantively consolidating the estates of the Debtors.

     H. The Plan. The Plan calls for equity in Reorganized Minorplanet to be issued to the Holders of Allowed Class 3 Claims and Allowed Class 5 Interests, depending on the going concern value of the Debtors. On May 28, 2004, the Debtors filed their Valuation Motion. Notice of the Valuation Motion was adequate and appropriate under the circumstances.

     I. Evidence Regarding the Debtors’ New Business Plan. The Debtors’ Chief Operating Officer and Chief Financial Officer, Mr. W. Michael Smith, testified regarding the Debtors’ historical business model, in which (i) Minorplanet developed and implemented mobile communications solutions for service vehicle fleets, long-haul truck fleets, and other mobile-asset fleets, including integrated voice, data and position location services, and (ii) Limited marketed and sold the Vehicle Management Information (“VMI”) product in the automatic vehicle location (“AVL”) market in the United States. He testified that the VMI product is designed to maximize the productivity of a mobile workforce as well as reduce vehicle mileage and fuel-related expenses. Mr. Smith further testified that, under the Plan, the Debtors are modifying their current AVL business model to a recurring revenue model in order to create long term enterprise value for its shareholders, and that the Debtors are developing and introducing an AVL product which utilizes general packet radio service for data transmission along with the AVL software.

     J. Evidence Regarding Feasibility. The Debtors, with this Court’s approval, retained FTI Consultants, Inc. (“FTI”), which is a nationally recognized organization providing financial advisory and restructuring services to its clients, and has served, or is serving, as consultants and financial advisors to debtors and creditors in numerous chapter 11 cases. Mr. Charles Carroll of FTI testified regarding FTI’s role in assisting the Debtors in formulating their new business plan. Mr. Carroll testified that, subject to the assumptions and risk factors set forth in the Plan, he believed that the Debtors’ new business plan embodied in the Plan appeared feasible. Likewise, Mr. Smith testified that the Debtors’ business model under the Debtors’ new business plan is changed from a sales model to a recurring revenue model.

     K. Evidence Regarding Liquidation Analysis. Mr. Vince Kickirillo of FTI also testified regarding the liquidation value of the Debtors, which analysis (the “Liquidation Analysis”) was set forth in the Disclosure Statement. Mr. Kickirillo is a Certified Financial Analyst, an Accredited Valuation Analyst and has testified and prepared reports numerous times

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regarding valuation issues. Mr. Kickirillo testified that the Liquidation Analysis reflected (i) the projected outcome of the hypothetical, orderly liquidation of the Debtors under chapter 7 of the Bankruptcy Code, (ii) that the projected proceeds from the orderly liquidation of the Debtors’ assets would be sufficient to satisfy Administrative Claims and Priority Claims in full, but would fall far short of satisfying General Unsecured Claims, and (iii) a liquidation value that is substantially lower than the value that may be realized by creditors through the Plan. Mr. Kickirillo concluded that it was appropriate for the Debtors to believe that the Plan, which provides for the continuation of the Debtors’ business, provides a substantially greater return to Holders of Claims and Interests than would liquidation.

     L. Evidence Regarding Initial Valuation. In the Valuation Motion, the Debtors originally sought a determination that the going concern value was equal to approximately $36.1 million, based on a written valuation report prepared by FTI. Mr. Kickirillo of FTI testified that FTI undertook an extensive analysis to assess the value of the Debtors, and that FTI employed the “going-concern” method for valuation based on a fundamental change in the structure of the Debtors’ business from a “sales” model to a “recurring-revenue” model. Mr. Kickirillo testified that, based on the assumptions and conditions set forth in FTI’s written valuation report, which was submitted as an exhibit at the Confirmation Hearing, FTI had concluded that, using a discount rate of 27% and a market multiple of 7x, the value of the Debtors was equal to approximately $36.1 million.

     M. Evidence Regarding Settlement. Mr. Smith testified regarding the negotiations between the Debtors and the Committee on the valuation of the Debtors. He testified that the Debtors met numerous times with the Committee as part of an effort to reach agreement on the terms and conditions of a consensual plan of reorganization, and that the parties had in fact reached such an agreement that is reflected and described in the Settlement Motion (the “Settlement”). Mr. Smith testified that, while the Debtors and FTI were highly confident in the methodology, projections and conclusions in the Debtors’ business plan and FTI’s valuation report, the Debtors’ going concern value would be reduced based on a number of factors, including (i) the costs of litigating the Debtors’ valuation and potential objections to confirmation, (ii) the ability of the Debtors to access their proposed exit financing, which depended on the Debtors’ financial condition at the time of emergence from chapter 11 as well as the Debtors’ ability to overcome the Committee’s objection to the conversion features of the financing, (iii) any delay in emerging from chapter 11, which directly affects the Debtors’ ability to operate in a competitive marketplace and, therefore, their ability to execute on their new business plan in a timely and efficient manner, and (iv) the ability of the Debtors to continue to have their stock listed on Nasdaq, which has advised the Debtors that such listing would likely be discontinued if the Debtors did not emerge from chapter by the end of June or early July.

     Mr. Kickirillo of FTI concurred with Mr. Smith’s testimony that any of the listed matters would adversely affect the going concern value of the Debtors. He further testified that raising the discount rate by only 3% to 30%, and lowering the market multiple by only 1x to 6x, would result in a going concern value of approximately $25 million instead of $36.1 million.

     Mr. Smith also testified regarding the other matters covered by the Settlement, including the resolution of the Committee’s objection to the proposed exit financing, the composition of Reorganized Minorplanet’s new board of directors, the compensation arrangements for

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Reorganized Minorplanet’s management, the release of the Committee, and certain other amendments to the Plan.

     The Court finds, based on the testimony of Mr. Smith and Mr. Kickirillo, that it was reasonable and appropriate for the Debtors to agree with the Committee on a valuation of the Debtors equal to $25.333 million, such that Holders of Allowed Class 3 Claims under the Plan shall receive 75%, and Holders of Allowed Class 5 Interests shall receive 25%, of the 7,000,000 shares of New Common Stock issued following confirmation of the Plan. The Court further finds that the Settlement represents an arms’-length resolution of disputed issues, was entered into in good faith, and in light of the complexity of the issues resolved by the Settlement and the expense and potential delay of litigating such issues (including possible appeals), the Settlement is in the best interests of the Holders of Claims and Interests in the Cases.

     N. Evidence Regarding Value to the Debtors of the Release. Sections 10.2 and 10.3 of the Plan contain certain release and injunction provisions (the “Release/Injunction Provisions”). Mr. Smith testified that he was not aware of any claims that had been made against any of the parties that would be covered by the Release/Injunction Provisions, or any facts that would give rise to any such claims. He also testified that (i) the annual premium for a directors and officers liability insurance policy for the Debtors in the same $7,500,000 coverage amount as was in effect prior to the Petition Date, and without the Release/Injunction Provisions, would cost the Debtors approximately $254,250 per year, and (ii) the inclusion of the Release/Injunction Provisions in the Plan would enable the Debtors to reduce the need for the coverage amount to $2,500,000, and that the annual premium for a directors and officers liability insurance policy for the Debtors in such amount would cost the Debtors approximately $48,000 per year. Mr. Smith testified that there is value to the Debtors and its creditors beyond this cost savings. Accordingly, the inclusion of the Release/Injunction Provisions in the Plan will result in the Debtors saving at least an estimated $210,000 each year in premiums for directors and officer’s liability insurance. Mr. Smith also testified that, based on the $25.3 million valuation set forth in the Settlement and the estimated $19,000,000 of allowed general unsecured claims, all creditors are being paid, or have the opportunity to be paid2, in full 100% of the value of their Allowed Claims.

     O. Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, in satisfaction of Bankruptcy Code section 1129(a)(1).

     1. Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims, Priority Tax Claims, and United States Trustee fees, which need not be classified, the Plan designates 6 classes of Claims and Interests with respect to each of the Debtors. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual and/or legal reasons exist for separately classifying the various Classes of Claims and Interests, and such Classes and the Plan’s treatment thereof do not unfairly

2 The Plan provides that the holders of Convenience Claims (i.e., claims of $20,000 or less) will receive a cash payment equal to 50% of their Allowed Claim. However, those claimants had the option to reject the cash payment and instead receive stock in the Reorganized Debtor, the value of which would result in the 100% satisfaction of their Allowed Claims.

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discriminate between the holders of Claims or Interests. The Plan satisfies Bankruptcy Code sections 1122 and 1123(a)(1).

     2. Specify Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article 5.01 of the Plan specifies the Classes of Claims that are unimpaired under the Plan, thereby satisfying Bankruptcy Code section 1123(a)(2).

     3. Specify Treatment of Impaired Classes and Interests (11 U.S.C. § 1123(a)(3)). Articles 5.02 and 5.03 of the Plan specify the Classes of Claims and Interests that are impaired under the Plan and specifies the treatment of the Claims and Interests in those Classes, thereby satisfying Bankruptcy Code section 1123(a)(3).

     4. No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim or Interest in each respective Class, thereby satisfying Bankruptcy Code section 1123(a)(4).

     5. Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for its implementation, thereby satisfying Bankruptcy Code section 1123(a)(5).

     6. Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). Section 11.08 of the Plan provides that the certificate of incorporation and bylaws of Reorganized Minorplanet will comply with Bankruptcy Code section 1123(a)(6), including the prohibition of the issuance of non-voting securities.

     7. Selection of Officers and Directors (11 U.S.C. § 1123(a)(7)). The Debtors properly and adequately disclosed the officers and directors of Reorganized Minorplanet or the manner of the selection of such officers and directors, consistent with the interests of holders of Claims and Interests and with public policy and, accordingly, satisfy Bankruptcy Code section 1123(a)(7).

     8. Additional Plan Provisions (11 U.S.C. § 1123(b)). Consistent with Bankruptcy Code section 1123(b), the Plan’s provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code, including provisions for (i) Reorganized Minorplanet, in the exercise of its business judgment, to determine whether to enforce, prosecute, or settle (or decline to do any of the foregoing) any Disputed Claims in any Classes of Claims and any Estate Action, except that neither the Debtors nor Reorganized Minorplanet shall assert or prosecute any preference claims arising under Bankruptcy Code section 547 except as a defense to the allowance of any Claim or a setoff asserted by any Claimant, (ii) the rejection of executory contracts and unexpired leases; (iii) exculpation of, and releases of claims against, various persons and entities with respect to actions taken in connection with the Debtors’ business or in furtherance of the Cases, and injunctions against certain actions against the Debtors, Reorganized Minorplanet and certain other persons and entities; (iv) the treatment of rights of holders of Administrative Claims and Priority Tax Claims; and (v) execution and performance under the Credit Facility.

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     P. Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(2). Specifically,

     1. The Debtors are proper debtors and proper proponents of the Plan under Bankruptcy Code sections 109 and 1121(a), respectively;

     2. The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

     3. The Debtors have complied with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order in transmitting the Solicitation Packages and soliciting and tabulating votes with respect to the Plan.

     Q. Good Faith Solicitation (11 U.S.C. § 1125(e)). The Debtors have solicited votes on the Plan in good faith and in compliance with the Disclosure Statement Order and applicable provisions of the Bankruptcy Code, and order approving the Disclosure Statement, and are entitled to the protection afforded by Bankruptcy Code section 1125(e). All creditors and shareholders were solicited. The time between the solicitation and confirmation was sufficient to comply with the Bankruptcy Code and Rules.

     R. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors and their officers and directors have proposed the Plan in good faith and not by any means forbidden by law. The Plan represents extensive arms-length negotiation between the Debtors and the Creditors’ Committee. Thus, the Plan satisfies Bankruptcy Code section 1129(a)(3).

     S. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtors for services or costs and expenses in or in connection with the Cases, or in connection with the Plan and incident to the Cases, has been approved by, or is subject to the approval of the Court, as reasonable, thereby satisfying Bankruptcy Code section 1129(a)(4).

     T. Directors and Officers (11 U.S.C. § 1129(a)(5)). The Debtors have complied with Bankruptcy Code section 1129(a)(5). The identity and affiliations of the directors and officers of Reorganized Minorplanet after the Effective Date have been fully disclosed, and the appointment of such officers and directors is consistent with the interests of holders of Claims in the Debtors and with public policy.

     U. No Rate Changes (11 U.S.C. § 1129(a)(6)). No regulatory commission has any jurisdiction over rates charged by Reorganized Minorplanet, and the Plan does not provide for any rate changes by Reorganized Minorplanet. Thus, Bankruptcy Code section 1129(a)(6) is not applicable to the Cases or to the Plan.

     V . Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies Bankruptcy Code section 1129(a)(7). Article XI of the Disclosure Statement and the evidence adduced at the Confirmation Hearing are persuasive, credible and uncontroverted; have not been challenged in any objections to confirmation or otherwise; are based on reasonable and sound assumptions; and establish that each holder of an impaired Claim or Interest either has accepted

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the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. Mr. Smith and Mr. Kickirillo testified that the Debtors’ creditors and shareholders would receive a larger distribution under the Debtors’ Plan than under a liquidation of their assets. Accordingly, confirmation of the Debtors’ Plan is in the best interests of the Debtors’ creditors and shareholders.

     W. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1 Claims against the Debtors are not impaired under the Plan and the holders of those Claims are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f). Classes 23, 3 and 4 Claims against the Debtors and Class 5 Interests in Minorplanet have each voted to accept the Plan in accordance with Bankruptcy Code sections 1126(c) and (d), as follows:

	Number Voting			Amount Voting
Class	Accept	Reject	% Accept	Accept	Reject	% Accept
1	0	0	0%	$0	$0	N/A
2	5	0	100.0%	36,380.28	0	100.0%
3	24	3	88.9%	10,064,173.35	3,332,431.10	75.1%
4	33	1	97.1%	185,807.00	1,350.00	99.3%
5	—	—	—	9,539,760	3,582	99.9%

Class 6 claims against Limited and Caren will not receive or retain any property on account of such Interests, and the holders of those Interests are deemed to have rejected the Plan under Bankruptcy Code section 1126(g).

     X . Treatment of Administrative and Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims, Priority Tax Claims and Other Priority Claims pursuant to Article III and sections 6.01 and 6.02 of the Plan satisfies the requirement of Bankruptcy Code section 1129(a)(9).

3 Five Class 2 Claimants initially voted to reject the Plan but thereafter resolved with the Debtors their objections to confirmation, as set forth more fully in paragraph 13 below. Thus, pursuant to Bankruptcy Rule 3018(a), such Class 2 Claimants have shown good cause to change their rejections of the Plan to acceptances, and such change is hereby approved.

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     Y. Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). Classes 2, 3 and 4 Claims against the Debtors voted to accept the Plan. Class 5 Interests in Minorplanet voted to accept the Plan. Therefore, as to each Debtor, at least one Class of Claims that is impaired under the Plan has accepted the Plan, as determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of Bankruptcy Code section 1129(a)(10).

     Z. Feasibility (11 U.S.C. § 1129(a)(11)). The Plan provides for distributions to creditors in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The Disclosure Statement and the evidence adduced at the Confirmation Hearing is persuasive, credible and uncontroverted; has not been challenged in the Objections or otherwise; is based on reasonable and sound assumptions; and establishes that the Plan is feasible, thus satisfying the requirements of Bankruptcy Code section 1129(a)(11).

     AA. Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees payable under section 1930 of title 28 of the United States Code, as determined by the Court, have been paid or will be paid in accordance with applicable law, thus satisfying the requirements of Bankruptcy Code section 1129(a)(12).

     BB. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). To the extent the Debtors are obligated to pay any “retiree benefits,” as defined in Bankruptcy Code section 1114(a), such obligations shall continue after the Effective Date. However, Mr. Smith testified that the Debtors have no pension obligations. Thus, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(13).

     CC. Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)). Class 6 Interests in Limited and Caren will not receive or retain any property on account of such Interests, and are thus deemed to have rejected the Plan under Bankruptcy Code section 1126(g). Because no holders of any interest junior to such Classes will receive or retain any property under the Plan on account of such junior interests, the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes, as required by Bankruptcy Code section 1129(b). Thus, the Plan may be confirmed notwithstanding that the Plan fails to satisfy Bankruptcy Code section 1129(a)(8) with respect to such Class. Upon confirmation of the Plan and the occurrence of the Effective Date, the Plan shall be binding upon the members of such Class.

     DD. Exemption from Securities Laws. The offer or sale of the New Common Stock under the Plan is in exchange for Claims, or principally in exchange for Claims and partly for cash or property, within the meaning of Bankruptcy Code section 1145(a)(1). In addition, to the extent, if any, that the New Common Stock constitutes “securities,” the offering of such items is exempt and the issuance and distribution of such items will be exempt from section 5 of the Securities Act of 1933 and any state or local law requiring registration prior to offering, issuance, distribution or sale of securities.

     EE. Modifications to the Plan. The modifications to the Second Amended Plan set forth in the Third Amended Plan and presented to the Court at the Confirmation Hearing do not materially adversely affect the treatment of any Claims or Interests in any Classes under the Second Amended Plan. Accordingly, pursuant to Bankruptcy Rule 3019, the Plan does not require any additional disclosure under Bankruptcy Code section 1125 or any re-solicitation of

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votes under Bankruptcy Code section 1126, nor does it require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

     FF. Satisfaction of Confirmation Requirements and Conditions to Confirmation. The Plan satisfies the requirements for confirmation set forth in Bankruptcy Code section 1129. The conditions to confirmation set forth in section 16.01 of the Plan have been satisfied or will be satisfied by entry of this Confirmation Order and the other orders entered by this Court in these cases.

     GG. Releases and Injunction. The Release/Injunction Provisions are within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a) and (b). The Released Parties have made important contributions to the Debtors’ reorganization, and the Release/Injunction Provisions are important to the Debtors’ reorganization. In particular, the undisputed evidence is that the release of claims against the Debtors’ officers and directors will substantially reduce the insurance costs for Reorganized Minorplanet and significantly assist Reorganized Minorplanet in implementing the Plan through enhanced cash flow. Further, such enhanced cash flow will add value to Reorganized Minorplanet beyond the savings in insurance costs, which will inure to the Holders of Class 3 Claims and Class 5 Interests. The Debtors’ post-confirmation financial projections are based on the Court’s approval of the Release/Injunction Provisions, and Reorganized Minorplanet’s directors and officers insurance was priced based on the release of all claims against the Debtors’ officers and directors relating to conduct through the Effective Date. The Debtors provided conspicuous notice of the Release/Injunction Provisions in the Plan and Disclosure Statement, in accordance with Bankruptcy Rule 3016(c). The Plan provides for the full payment to the Holders of Claims and Interests that are affected by the Release/Injunction Provisions. The Court finds that the Debtors are solvent, as evidenced, in part, by the distribution of property to Class 5 Interest Holders under the Plan. By virtue of the Debtors’ solvency, any claim that is subject to the Release/Injunction Provisions that requires proof of the Debtors’ insolvency would not be a viable claim in any event. A clear majority of the holders of Claims affected by such provisions voted to accept the Plan, and no Claimant or Interest Holder objected to such provisions. The Release/Injunction Provisions satisfy the “unusual circumstances” requirements of In re Zale, 62 F.3d 746 (5th Cir. 1995) and In re Dow Corning Corp., 280 F.3d 648, 656-57 (6th Cir. 2002), subject to the provisions of decretal paragraph 7 below. The U.S. Trustee’s Office was the only party that objected to the Release/Injunction Provision. The Court finds that the Debtors’ professionals have not violated the Texas Disciplinary Rules of Conduct, as suggested in the U.S. Trustee’s objection. The Release/Injunction Provisions are integral elements of the transactions incorporated into the Plan and are important to the overall objectives of the Plan, and are consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

     NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

     1. Confirmation. The Plan, including the modifications to the Third Amended Plan presented to the Court at the Confirmation Hearing, is approved and confirmed under Bankruptcy Code section 1129 in its entirety. The terms of the Plan are incorporated by

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reference into and are an integral part of this Confirmation Order. A copy of the Plan is annexed to this Confirmation Order as Exhibit A.

     2. Settlement. The Settlement Motion is granted pursuant to Bankruptcy Rule 9019(a). All terms of the Settlement are approved, including, but not limited to, the following terms: (a) for purposes of the Plan, the valuation of the Reorganized Minorplanet shall be equal to $25.333 million, (b) Holders of Allowed Class 3 Claims under the Plan shall receive seventy-five percent (75%), and Holders of Allowed Class 5 Interests shall receive twenty-five percent (25%) of the 7,000,000 shares of New Common Stock issued upon confirmation of the Plan, and (c) Reorganized Minorplanet will employ three executive officers of the Debtors and will execute employment agreements with such individuals. To the extent not otherwise withdrawn, waived or settled, all objections and all reservations of rights pertaining to confirmation of the Plan or approval of the Settlement are overruled on the merits. The Court finds that the Settlement is fair and equitable and in the best interests of the Debtors’ estate. Accordingly, the Settlement meets the standards for court approval as articulated in In re Jackson Brewing Co., 624 F.2d 599 (5th Cir. 1980) and In re Foster Mortgage Corp., 68 F.3d 914 (5th Cir. 1995).

     3. Plan Classification Controlling. The classifications of Claims and Interests for purposes of distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors and Interest holders in connection with voting on the Plan were set forth on the Ballots solely for purposes of such voting, do not necessarily represent and in no event shall modify or otherwise affect the actual classification of such Claims or Interests under the Plan for any purpose, and shall not be binding on the Debtors or Reorganized Minorplanet.

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     4. Binding Effect. Pursuant to Bankruptcy Code section 1141, and subject to the terms of this Confirmation Order, the Plan and its provisions shall be binding upon and inure to the benefit of (i) the Debtors, (ii) Reorganized Minorplanet, (iii) any entity acquiring or receiving property or a distribution under the Plan, (iv) any present or future holder of a Claim against or Interest in the Debtors, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan, (v) any other party in interest, (vi) any person making an appearance in the Cases and (vii) any heirs, successors, assigns, trustee, executors, administrators, affiliates, directors, agents, representatives, attorneys, beneficiaries or guardians of the foregoing.

     5. Vesting of Assets (11 U.S.C. §§ 1141(b) and (c)). Pursuant to section 11.04 of the Plan, the property and assets of the Debtors’ Estates under section 541 of the Bankruptcy Code will revest in Reorganized Minorplanet on the Effective Date free and clear of all Claims and Interests, but subject to the obligations of Reorganized Minorplanet as set forth in the Plan and the Confirmation Order. Commencing on the Effective Date, and subject to the terms of this Confirmation Order, Reorganized Minorplanet may deal with its assets and property and conduct its business without any supervision by, or permission from, the Court or the Office of the United States Trustee, and free of any restriction imposed on the Debtors by the Bankruptcy Code or by the Court during the Cases.

     6. Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)); Bar Date for Cure Payments and Rejection Damage Claims. Pursuant to section 8.02 of the Plan, all executory contracts and unexpired leases to which any of the Debtors is a party shall be automatically rejected as of the Effective Date, unless such executory contract or unexpired lease (i) shall have been previously assumed by any of the Debtors, (ii) is the

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subject of a motion to assume filed on or before the Confirmation Date, or (iii) is listed on Exhibit B to this Order (but subject to Exhibit C to this Order). The executory contracts and unexpired leases listed on Exhibit B (and subject to Exhibit C) shall be assumed by the Debtors effective on the Effective Date of the Plan. The Debtors shall serve this Order on all parties to executory contracts and unexpired leases with the Debtors.

          a. With respect to executory contracts and unexpired leases that are being assumed, the Debtors have listed the amounts that the Debtors will pay to cure any existing defaults or amounts owed under each such contract and lease on Exhibit B. Unless the non-Debtor party to such contract or lease files and serves on the Debtors an objection to such cure amount within thirty days of the date of this Order, such non-Debtor party shall be bound by such cure amount and the Debtors shall pay such cure amount to the non-Debtor party in accordance with Section 3.04 of the Plan, in full satisfaction of any and all defaults thereunder.4

          b. With respect to executory contracts and unexpired leases that are being rejected, pursuant to section 8.04 of the Plan, if the rejection of such contract or lease gives rise to a Claim, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized Minorplanet or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Court and served upon Reorganized Minorplanet no later than thirty days of this Order.

     7. Releases and Injunction. Subject to paragraph 7e below, the provisions of sections 10.03 and 10.04 of the Plan are hereby approved in their entirety and, without limiting the

[4] The Debtors have agreed with Cingular Wireless that (i) the amount the Debtors will pay to cure any defaults under its executory contracts with Cingular is equal to $598,245.66, which takes into account the netting of amounts owed by Cingular to the Debtors, and which amount shall be deemed an Allowed Cure Claim, (ii) Cingular may apply the $150,000 post-petition deposit from the Debtors to such cure amount, (iii) the Debtors will pay the balance of $448,245.66 to Cingular in accordance with Section 3.04 of the Plan, and (iv) upon the netting and payment of such amounts, all obligations between the parties relating to the assumed contracts shall be deemed satisfied.

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provisions therein, the Debtors, Reorganized Minorplanet, the Creditors’ Committee, the members of the Creditors’ Committee in their capacity as such, any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents, and any of such parties’ successors and assigns (the “Released Parties”) shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another, to any Claim Holder or Interest Holder, to any other party in interest, or to any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or to any of their successors or assigns, for any prepetition or post-petition act or omission through and including the Effective Date in connection with, relating to, or arising out of the Debtors’ business, the Cases, the formulation, preparation, dissemination, approval, confirmation, administration, or consummation of the Plan, the Disclosure Statement, or the property to be distributed under the Plan, except for any act or omission to the extent such act or omission is determined in a Final Order to have constituted willful misconduct or gross negligence, and in all respects the Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in connection with the Debtors’ business.

          a. Notwithstanding any other provision of the Plan, no Holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties for any prepetition or post-petition act or omission through and including the Effective Date in connection with, relating to, or arising out of the Debtors’ business, the Cases, the formulation, preparation, dissemination, approval, confirmation, administration, or consummation of the Plan or the Disclosure Statement, except

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for any act or omission to the extent such act or omission is determined in a Final Order to have constituted willful misconduct or gross negligence.

          b. All Persons are hereby enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under the Plan and this Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

          c. Subject to this Order, any Person who, after the Effective Date, initiates any judicial proceeding to assert or prosecute any claim that is released and enjoined under sections 10.03 and 10.04 of the Plan and this Confirmation Order shall post a bond of $1,000,000 to cover the legal fees and expenses of the person(s) against whom such claims are asserted. Such bond must be issued by a bonding company acceptable to the Person(s) against whom such claims are asserted or shall be established through an escrow account at a federally insured banking institution.

          d. The releases and injunction provided in sections 10.03 and 10.04 of the Plan shall not release or enjoin any claims against any of the Released Parties with respect to any Allowed Priority Tax Claim the Holder of which has the right under applicable law to seek enforcement of such claims against any of the Released Parties; provided, however, that (except as otherwise provided in this Order) such Holders shall be temporarily enjoined from enforcing such claims against any of the Released Parties until Reorganized Minorplanet fails to pay such Allowed Priority Tax Claim in accordance with the Plan and fails to cure any Plan payment default within thirty (30) days after Reorganized Minorplanet’s receipt of written notice of such default from the Holder of such Claim.

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          e. Notwithstanding any provision of the Plan or this Order to the contrary, the Release/Injunction Provisions of the Plan shall not apply to any of the Released Parties that are retained professionals in the Cases unless and until the Court issues an order approving such professional’s final fee application herein. Further, if any of the Debtors or Reorganized Minorplanet fails to comply with the provisions of the Plan with respect to the distribution of property to the Holder of an Allowed Claim or an Allowed Interest provided by the Plan, such Holder may seek relief from this Court from the Plan’s Release/Injunction Provisions with respect to such Allowed Claim or Allowed Interest.

     8. General Authorizations. The Debtors, Reorganized Minorplanet and their respective directors, officers, agents and attorneys are authorized and empowered to issue, execute, deliver, file or record any agreement, release, document, instrument or other agreement or document, including, without limitation, any of the Plan Documents, as modified, amended or supplemented, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including any amendment or restatement of any bylaws, charter or the certificate of incorporation of the Debtors or Reorganized Minorplanet, whether or not specifically referred to in the Plan or any Plan Document, without further order of the Court.

     9. Issuance of New Common Stock. Reorganized Minorplanet is authorized to issue the New Common Stock and the New Management Restricted Shares. The New Common Stock issued under the Plan in exchange for Claims against or Interests in the Debtors are exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by, Bankruptcy Code section 1145. Holders of Existing Common Stock and Holders of Notes shall be considered Allowed Class 5 Interests and Allowed Class 3 Claims, respectively, irrespective

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of whether such Holders have filed proofs of Interest or Claim, if they are reflected on the books and records of the transfer agent for the Existing Common Stock or the records of the Depository Trust Corporation or the Indenture Trustee with respect to the Notes as of a record date to be set by the Debtors to be no later than July 15, 2004. On or before the Effective Date, the Debtors shall file a notice with the Court establishing such record date.

     10. New Company Name. Under the Amended and Restated Certificate of Incorporation, the new name of the company will be “Remote Dynamics, Inc.” The name of the new stock plan is the “Remote Dynamics, Inc. 2004 Management Incentive Plan.” The filing of the Amended and Restated Certificate of Incorporation, including but not limited to the change of corporate name, and the approval of the incentive plan, are each deemed approved and authorized by the Debtors’ stockholders and boards of directors, pursuant to section 303 of Title 8 of the Delaware Code.5

     11. Exemption from Certain Taxes. Pursuant to Bankruptcy Code section 1146(c), any transfers from a Debtor to Reorganized Minorplanet or any other Person under the Plan or this Confirmation Order, including, without limitation, the issuance, transfer, or exchange of debt or equity securities under the Plan or the creation of any mortgage, lien, deed of trust or other security interest under the Plan, shall not be subject to any tax under any law imposing a stamp tax or similar tax.

     12. Payment of Certain Priority Tax Claims. Pursuant to section 3.05(b) of the Plan, the Debtors have reached an agreement with the Missouri Department of Revenue (“MDOR”) to

5 Section 303 provides in relevant part: “Any corporation of this State, a plan of reorganization of which, pursuant to any applicable statute of the United States relating to reorganizations of corporations, has been or shall be confirmed by the decree or order of a court of competent jurisdiction, may put into effect and carry out the plan and the decrees and orders of the court or judge relative thereto and may take any proceeding and do any act provided in the plan or directed by such decrees and orders, without further action by its directors or stockholders.”

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resolve its Objection to the Plan, and have executed a written stipulation to that effect. MDOR has withdrawn its Objection to the Plan.

     13. Resolution of Objections from Dallas County, Harris County, the City of Houston, the Houston Independent School District, and the City of Richardson. With respect to any Allowed Class 2 (Secured) Claims held by Dallas County, Harris County, City of Houston, City of Richardson, and Houston ISD (collectively, the “Texas Tax Authorities”), (i) interest on the portion of the Texas Tax Authorities’ claims representing delinquent ad valorem property taxes for tax years prior to 2004 shall accrue from the Petition Date through the Effective Date at the state statutory rate of one percent (1%) per month and thereafter at the rate of six percent (6%) per annum until paid in full; (ii) Reorganized Minorplanet shall pay such claims in full no later than the fourth anniversary of the Initial Distribution Date, in equal quarterly payments, with the first payment due on the Initial Distribution Date, and Reorganized Minorplanet may prepay such claim(s) in full at any time without penalty or premium; (iii) the Texas Tax Authorities shall retain their liens securing their claims with the same priority as provided by applicable state law, until such claims are paid in full; and (iv) notwithstanding any other provision in the Plan, in the event of default, the tax authority shall give notice of such default to Reorganized Minorplanet through its general counsel, J. Raymond Bilbao, via first class mail to 1155 Kas Drive, Suite 100, Richardson, TX 75081 or via facsimile (972-301-2263) and Reorganized Minorplanet shall have 15 days from the date of mailing or transmission of such notice to cure the default, and if Reorganized Minorplanet fails to cure the default within that time, the tax authority shall be entitled to exercise its state law remedies without recourse to the Bankruptcy Court, and further Reorganized Minorplanet shall be entitled to two notices of default with an opportunity to cure such default, but upon a third event of default the tax

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authority shall be able to exercise its state law remedies without recourse to the Bankruptcy Court and without further notice to Reorganized Minorplanet. The objection to confirmation of the Plan filed by the Texas Tax Authorities has been withdrawn.

     14. Resolution of Objection from Texas State Comptroller. With respect to any Allowed Priority Tax Claim held by the Texas Comptroller of Public Accounts (“Texas Comptroller”), (a) Reorganized Minorplanet shall pay such claim in full no later than the third anniversary of the Initial Distribution Date, in equal semi-annual payments, with the first payment due on the Initial Distribution Date and interest accruing thereafter on the outstanding principal balance at the rate of six percent (6%) per annum, provided that Reorganized Minorplanet may prepay such claim, in whole or in part, at any time without penalty or premium; (b) the 30-day forbearance and cure periods set forth in sections 10.04 and 18.02, respectively, of the Plan shall be shortened to fifteen (15) days with respect to the Texas Comptroller, and (c) notwithstanding any provision of the Plan, the Texas Comptroller shall retain such rights of setoff it may have under applicable law with respect to its Allowed Priority Tax Claim. Further, notwithstanding any provision of the Plan, a failure by Reorganized Minorplanet to pay the Allowed Priority Tax Claim held by the Texas Comptroller pursuant to the Plan and the provisions of this Order shall be an event of default. If Reorganized Minorplanet fails to cure any event of default within fifteen (15) days after service of a written notice of default from the Texas Comptroller, then the Texas Comptroller may (a) enforce the entire amount of its claim, (b) exercise any and all rights and remedies under applicable non-bankruptcy law, and (c) seek such relief as may be appropriate in this Court. The objection to confirmation of the Plan of the Texas Comptroller to the Plan is hereby overruled to the extent not previously withdrawn.

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     15. Bar Date for Administrative Claims. Pursuant to section 3.01 of the Plan, all requests for payment of an Administrative Claim, other than (i) a Fee Claim, (ii) an Allowed Administrative Claim or (iii) a liability incurred and paid in the ordinary course of business by the Debtors must be filed with the Court, and served on all parties required to receive notice thereof, no later than thirty (30) days after the Confirmation Date. Such application must include at a minimum (x) the name of the Holder of the Claim, (y) the amount of the Claim, and (z) the basis of the Claim. Failure to timely file and serve the application required under this section shall result in the Administrative Claim being forever barred and discharged. An Administrative Claim with respect to which notice has been timely and properly filed pursuant to section 3.01 of the Plan and this provision of the Confirmation Order shall become an Allowed Administrative Claim if no objection is filed within sixty (60) days after its filing and service. If an objection is filed within such sixty (60) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by a Final Order.

     16. Final Fee Applications. Pursuant to section 3.02 of the Plan, each Professional who holds or asserts an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court, and shall serve on all parties required to receive notice, a Fee Application within ninety (90) days after the Effective Date. Objections to Fee Applications must be filed within twenty-five (25) days after the filing and service of the Fee Application. Failure to timely file a Fee Application as required under this section of the Plan shall result in the Fee Claim being forever barred and discharged. A Fee Claim with respect to which a Fee Application has been timely and properly filed pursuant to section 3.02 of the Plan and this

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provision of the Confirmation Order shall become an Allowed Administrative Claim only to the extent allowed by a Final Order.

     17. Discharge. Except as provided in this Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtors’ assets or properties. Except as otherwise expressly provided in the Plan or this Confirmation Order, each of the Debtors is discharged, effective as of the Effective Date, from all Claims against, liens on, and Interests in each of the Debtors, the Debtors’ assets and properties, arising at any time before the Effective Date, regardless of whether a proof of Claim or proof of Interest was filed, whether the Claim or Interest is Allowed, or whether the Holder of the Claim or Interest voted to accept the Plan or is entitled to receive a distribution under the Plan. Upon the entry of the Confirmation Order, except as provided in this Confirmation Order, any Holder of the discharged Claim or Interest will be precluded from asserting against the Debtors or Reorganized Minorplanet or any of their assets or properties any other or further Claim or Interest based on any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Effective Date. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, and Reorganized Minorplanet will not be liable for any Claims or Interests and will only have the obligations specifically provided for in the Plan and the Confirmation Order.

     18. Payment of Fees. All U.S. Trustee Fees due and payable by the Debtors as of the Confirmation Date under 28 U.S.C. § 1930 shall be paid in the ordinary course of business as required by applicable law.

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     19. Notice of Entry of Confirmation Order. On or before the tenth Business Day after the entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c) on all creditors and interest holders, the United States Trustee and other parties in interest by causing such notice to be delivered to such parties by first class mail, postage prepaid. Such notice shall contain the information regarding executory contracts and unexpired leases, and the procedures for filing rejection damage claims and objections to cure amounts, set forth in Section 6 of this Order.

     20. Notice of Effective Date. Within seven (7) Business Days following the occurrence of the Effective Date, Reorganized Minorplanet shall file notice of the occurrence of the Effective Date with the Court and serve a copy of same on (i) counsel for the Creditors’ Committee, (ii) the United States Trustee, and (iii) entities that have requested notice in the Cases under Bankruptcy Rule 2002.

     21. Reference to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

     22. Inconsistency. In the event of an inconsistency between the Plan and any agreement, instrument or document intended to implement the provisions of the Plan (other than the Settlement), the provisions of the Plan shall govern unless otherwise expressly provided for in such agreement, instrument or document. In the event of an inconsistency between (a) the Plan and any agreement, instrument or document intended to implement the provisions of the Plan (other than the Settlement) and (b) this Confirmation Order, the provisions of this Confirmation Order shall govern.

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     23. Binding Effect. Pursuant to Bankruptcy Code sections 1123(a) and 1142(a) and the provisions of this Confirmation Order, the Plan, all Plan Documents and all Plan-related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

     24. Separate Confirmation Orders. This Confirmation Order is and shall be a separate Confirmation Order with respect to each of the Debtors in each Debtor’s separate chapter 11 Case for all purposes.

     25. Monthly Operating Reports. From and after the Confirmation Date, the Debtors and Reorganized Minorplanet shall be relieved of any further obligation to file monthly operating reports with the Bankruptcy Court.

     26. Termination of the Creditors’ Committee. On the Effective Date, the Committee shall be dissolved and the members thereof shall be discharged and released of and from any further duties or responsibilities relating to these chapter 11 cases, and the retention or employment of its counsel and advisors shall terminate, other than for the purposes of filing Fee Applications and review of Fee Applications.

     27. Retention of Jurisdiction. The Court shall retain the broadest jurisdiction to the extent provided in Article XVII of the Plan and allowed pursuant to applicable law.

SIGNED: June 29, 2004
/s/ Harlin D. Hale

HONORABLE HARLIN D. HALE
UNITED STATES BANKRUPTCY JUDGE

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UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:	§
	§	CASE NO. 04-31200 HDH
MINORPLANET SYSTEMS USA, INC.,	§	Jointly Administered
§
DEBTOR	§	CHAPTER 11
§
CAREN (292) LIMITED,	§	CASE NO. 04-31201 HDH
§
DEBTOR	§	CHAPTER 11
§
MINORPLANET SYSTEMS USA LIMITED,	§	CASE NO. 04-31202 SAF
§
DEBTOR	§	CHAPTER 11

DEBTORS’ THIRD AMENDED JOINT PLAN OF
REORGANIZATION, AS MODIFIED

Dated: June 28, 2004

NELIGAN TARPLEY ANDREWS &
FOLEYLLP
By:	Patrick J. Neligan, Jr.
State Bar No. 14866000
David Ellerbe
State Bar No. 06530600
dellerbe@neliganlaw.com
Omar J. Alaniz
State Bar No. 24040402
1700 Pacific Avenue
Suite 2600
Dallas, Texas 75201
(214) 840-5300
(214) 840-5301 fax

ATTORNEYS FOR DEBTORS

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS, CONSTRUCTION, AND INTERPRETATION	1
ARTICLE II
SUMMARY OF THE PLAN	8
ARTICLE III
UNCLASSIFIED CLAIMS	9
3.01. Administrative Claims Against Minorplanet, Limited, and Caren	9
3.02. Fee Claims Against Minorplanet, Limited, and Caren; Filing Fee Applications	9
3.03. Allowance of Administrative Claims	10
3.04. Payment of Allowed Administrative Claims	10
3.05. Allowed Priority Tax Claims	10
3.06. United States Trustee Fees	10
ARTICLE IV
CLASSIFICATION OF CLAIMS AND INTERESTS	11
4.01. Classification of Claims Against or Interests in Minorplanet, Limited, and Caren	11
ARTICLE V
IDENTIFICATION OF UNIMPAIRED AND IMPAIRED CLAIMS AND INTERESTS;
CRAMDOWN	11
5.01. Unimpaired Claims	11
5.02. Impaired Claims	12
5.03. Impaired Interests	12
5.04. Controversy Concerning Impairment	12
5.05. Cramdown	12
ARTICLE VI
TREATMENT OF CLAIMS AND INTERESTS	12
6.01. Other Priority Claims—Class 1 Claims Against Minorplanet,Limited, and Caren	12
6.02. Secured Claims—Class 2 Against Minorplanet, Limited, and Caren	12
6.03. General Unsecured Claims—Class 3 Against Minorplanet, Limited, and Caren	13
6.04. Convenience Claims—Class 4 Against Minorplanet, Limited, and Caren	13
6.05. Interests in Minorplanet attributable to Existing Common Stock—Class 5 as to Minorplanet	13
6.06. Interests in Minorplanet other than Existing Common Stock and Interests in Caren and Limited—Class 6 as to Minorplanet, Limited, and Caren	14
ARTICLE VII
MISCELLANEOUS PROVISIONS RELATED TO TREATMENT OF CLAIMS AND INTERESTS	14
7.01. Allowed Claims and Allowed Interests	14
7.02. Postpetition Interest	14
7.03. Alternative Treatment	14
ARTICLE VIII
INDEMNIFICATION OBLIGATIONS; TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	15
8.01. Indemnification of Current Officers and Directors	15

i

8.02. General Treatment of Executory Contracts and Unexpired Leases; Rejected If Not Assumed	15
8.03. Cure Payments and Release of Liability	15
8.04. Bar to Rejection Claims	15
8.05. Rejection Claims	16
ARTICLE IX
CONTINUATION OF CERTAIN EMPLOYEE BENEFITS; NEW STOCK OPTIONS	16
9.01. Employee Benefits	16
9.02. New Management Restricted Shares	16
9.03. Repurchase Option Exercise Under the SORA	16
ARTICLE X
EFFECT OF CONFIRMING THIS PLAN	16
10.01. Binding Effect	16
10.02. Discharge of Debtors	16
10.03. Release	17
10.04. Injunction	18
ARTICLE XI
MEANS FOR EXECUTION OF THIS PLAN	18
11.01. Substantive Consolidation	18
11.02. Reorganized Minorplanet	19
11.03. Sources of Cash	19
11.04. Revesting of Assets	19
11.05. Treatment of the Existing Debt Instruments	19
11.06. New Common Stock; New Management Restricted Shares; Preferred Shares	20
11.07. Directors and Management of Reorganized Minorplanet	20
11.08. Implementing Documents	21
ARTICLE XII
METHOD OF DISTRIBUTION	21
12.01. Reorganized Minorplanet	22
12.02. Surrender of Securities Or Instruments	22
12.03. Initial Distribution Date	22
12.04. Means Of Cash Payment	22
12.05. Calculation of Distribution Amounts of New Securities	22
12.06. Delivery of Distributions	23
12.07. Fractional Dollars; De Minimis Distributions	23
12.08. Allocation of Plan Distribution Between Principal And Interest	23
12.09. Unclaimed Distributions	23
ARTICLE XIII
CLAIMS RESOLUTION	24
13.01. Objections to Claims	24
13.02. Disputed Claims Reserve	24
ARTICLE XIV
ASSERTION OF CLAIMS	24
14.01. Assertion of Estate Actions, Defenses and Counterclaims	24
14.02. Setoffs	25

ii

ARTICLE XV
VOTING AND EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS	25
15.01. Impaired Classes to Vote	25
15.02. Acceptance by Classes of Claims and Interests	25
15.03. Section 1129(b) Cramdown	25
ARTICLE XVI
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THIS PLAN	26
16.01. Conditions to Confirmation	26
16.02. Conditions to Consummation	27
16.03. Waiver of Conditions	27
16.04. Effect of Non-Occurrence of Conditions to Consummation	27
ARTICLE XVII
RETENTION OF JURISDICTION	28
17.01. Jurisdiction	28
17.02. Examination of Claims and Interests	28
17.03. Determination of Disputes	28
17.04. Additional Purposes	28
ARTICLE XVIII
GENERAL NOTICES AND DEFAULT UNDER THIS PLAN	30
18.01. General Notices	30
18.02. Asserting and Curing Default Under the Plan	31
18.03. Termination of Creditors’ Committee’s Duties	31
18.04. Compliance with Tax Requirements	31
18.05. Modification or Revocation of this Plan	31
18.06. Revocation of this Plan	32
18.07. Effect of Withdrawal or Revocation	32
18.08. Due Authorization	32
18.09. Implementation	32
18.10. Ratification	32
18.11. Term of Injunctions or Stays	32
18.12. Integration Clause	32
18.13. Interpretation	33
18.14. Severability of Plan Provisions	33
18.15. Governing Law	33

iii

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

     Minorplanet Systems USA, Inc. (“Minorplanet”), Caren (292) Limited (“Caren”), and Minorplanet Systems USA Limited (“Limited” or together with Minorplanet and Caren, the “Debtors”), file this Third Amended Joint Plan of Reorganization, as modified (the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. Reference is made to the Debtors’ Amended Joint Disclosure Statement, filed on May 13 2004, for a discussion of the Debtors’ history, businesses, properties, results of operations, projections for future operations, risk factors, a summary and analysis of this Plan and certain related matters.

ARTICLE I

DEFINITIONS, CONSTRUCTION, AND INTERPRETATION

     The capitalized terms used herein shall have the respective meanings set forth below. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code. Words and terms defined in section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Whenever the context requires, words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender and vice versa. All exhibits and schedules attached to the Plan are incorporated herein.

1.1.	“Administrative Claim” means any Claim for an Administrative Expense.

1.2.	“Administrative Claims Bar Date” means thirty (30) days after the Confirmation Date.

1.3.	“Administrative Expense” means any cost or expense of administration of the Cases incurred on or before the Effective Date entitled to priority under section 507(a)(1) and allowed under section 503(b) of the Bankruptcy Code, including, without limitation, Fee Claims and all other claims for compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, Cure Claims, and all fees and charges assessed against the Debtors’ Estates under chapter 123 of Title 28 of the United States Code.

1.4.	“Allowance Date” means the date on which a Claim or an Administrative Expense becomes an Allowed Claim.

1.5.	“Allowed” with respect to a Claim or an Administrative Expense, means a Claim or an Administrative Expense, or any portion thereof, (a) that has been allowed by a Final Order, (b) that was listed in the Schedules as neither disputed, contingent nor unliquidated and for which no timely proof of Claim was filed, (c) for which a proof of Claim in a liquidated amount has been timely filed pursuant to the Bankruptcy Code or any Final Order of the Bankruptcy Court and as to which either (i) no objection to its allowance has been filed on or before the Objection Deadline or within any other period fixed by the Bankruptcy Code or a Final Order of the Bankruptcy Court or (ii) any objection to its allowance has been

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settled, waived through payment or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount in the Plan.

1.6.	“Allowed Class 5 Interest” means an Interest attributable to Existing Common Stock that is held by a beneficial Holder thereof as reflected on the books and records of the transfer agent for the Existing Common Stock, determined as of a record date to be set by the Court at the Confirmation Hearing, unless a Holder has filed a proof of Interest that differs from the Interest reflected on the books and records of the transfer agent for the Existing Common Stock on such record date, in which case such Interest shall be a Disputed Class 5 Interest.

1.7.	“Assumed Contracts” means all Contracts of the Debtors that shall be listed or otherwise described in a Plan Document and that are to be assumed pursuant to this Plan, including the amounts of Cure Claims that the Debtors believe are due under those Contracts upon their assumption or as otherwise provided in this Plan.

1.8.	“Authorized New Common Stock” means the fifty million (50,000,000) shares of common stock of Reorganized Minorplanet authorized to be issued from and after the Effective Date, having a par value of $.01 per share as of the Effective Date.

1.9.	“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code.

1.10.	“Bankruptcy Court” means the Bankruptcy Court unit of the United States District Court for the Northern District of Texas, Dallas Division, or such other court having jurisdiction over the Cases.

1.11.	“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code.

1.12.	“Business Day” means any day on which commercial banks are open for business in Dallas, Texas.

1.13.	“Cases” means the cases commenced on the Petition Date under chapter 11 of the Bankruptcy Code by Minorplanet (Case No. 04-31200), by Caren (Case No. 04-31201) and by Limited (Case No. 04-31202).

1.14.	“Case Interest Rate” means, for an Unsecured Claim, the federal judgment rate provided in 28 U.S.C. § 1961 in effect on the Petition Date, or such other rate as the Bankruptcy Court may determine, compounded annually on each anniversary of the Petition Date.

1.15.	“Cash” means legal tender of the United States of America or Cash equivalents.

1.16.	“Certificate” means an instrument evidencing an Interest in any of the Debtors, including, without limitation, the Existing Common Stock.

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1.17.	“Claim” shall have the meaning provided in section 101(5) of the Bankruptcy Code.

1.18.	“Claimant” means the holder of a Claim.

1.19.	“Collateral” means any property of the Debtors subject to a valid and enforceable lien to secure the payment of a Claim.

1.20.	“Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.21.	“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128, scheduled to commence on June 28, 2004, at 1:30 p.m. Central Time, and as may be continued from time to time, on confirmation of the Plan.

1.22.	“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan.

1.23.	“Contract” means any executory contract or unexpired lease governed by section 365 of the Bankruptcy Code.

1.24.	“Convenience Claim” means a General Unsecured Claim in an amount, as of the Petition Date, of $20,000.00 or less; provided that if the holder of a General Unsecured Claim in an amount greater than $20,000.00 elects to reduce such Claim to $20,000.00, such Claim shall be treated as a Convenience Claim for all purposes. Such election shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by order of the Bankruptcy Court. Making this election shall be deemed a waiver by such electing Holder of (a) any right to participate in Class 3-General Unsecured Claims as to any and all Claims held by such holder, and (b) any portion of such Holder’s General Unsecured Claim in excess of $20,000.00.

1.25.	“Credit Facility” means a credit facility of up to one million five hundred seventy-five thousand dollars ($1,575,000) to be entered into by Minorplanet with a lender and in form and substance that are acceptable to Minorplanet that is able to be consummated on or before the Effective Date, and that provides for the amount of Cash, if any, necessary to consummate this Plan.

1.26.	“Credit Facility Closing Date” means the date on which the closing on the Credit Facility is concluded.

1.27.	“Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Cases.

1.28.	“Cure Claim” means a Claim arising from the assumption of a Contract under section 365(b) of the Bankruptcy Code.

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1.29.	“Current Board of Directors” means the board of directors of Minorplanet as of the Confirmation Date.

1.30.	“Current Officers” means Dennis R. Casey, W. Michael Smith, J. Raymond Bilbao, Robert Gray, Robert Lambert and David Bagley in the capacities identified in section 11.07 of the Plan.

1.31.	“Current Officers and Directors” means those individuals who serve or have served as directors or officers of any Debtor at any time on or after the Petition Date.

1.32.	“Debtors” means Minorplanet Systems USA, Inc., Caren (292) Limited, and Minorplanet Systems USA Limited.

1.33.	“Disclosure Statement” means the Amended Joint Disclosure Statement with respect to this Plan of Reorganization, as it may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules.

1.34.	“Disputed” when used with respect to a Claim or Interest, means any such Claim or Interest that is not Allowed.

1.35.	“Disputed Claims Reserve” shall mean amounts held in trust by Reorganized Minorplanet for the benefit of Holders of Disputed Claims in accordance with the provisions of section 13.02 of this Plan.

1.36.	“Distribution” means the property required by this Plan to be distributed to the Holders of Allowed Claims or Holders of Allowed Class 5 Interests in Minorplanet.

1.37.	“Effective Date” means July 2, 2004.

1.38.	“Erin Mills” means Erin Mills Investment Corporation.

1.39.	“Estates” means each individual Debtor’s estate, and collectively the Debtors’ estates, in the Cases created pursuant to section 541 of the Bankruptcy Code.

1.40.	“Estate Action” means any cause of action or right to payment arising under federal, state or common law that the Debtors, Reorganized Minorplanet, or the Estates may hold against any Person, including without limitation, causes of action arising under chapter 5 of the Bankruptcy Code.

1.41.	“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as now in effect or hereafter amended.

1.42.	“Existing Common Stock” means the common stock of Minorplanet, $.01 par value, issued and outstanding before the Effective Date.

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1.43.	“Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of the Claim in a timely filed proof of Claim; (b) when used in reference to an unliquidated Claim, the amount of the Claim as estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code; and (c) when used in reference to an Allowed Claim, the Allowed amount of the Claim.

1.44.	“Fee Application” means an application for the allowance of a Fee Claim.

1.45.	“Fee Claim” means a Claim by a Professional or any other party in interest pursuant to sections 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code or otherwise relating to services performed after the Petition Date and prior to and including the Effective Date, including Claims for reimbursement of expenses incurred by members of the Creditors’ Committee in performing their duties under the Bankruptcy Code.

1.46.	“Final Decree” means the final decree entered by the Bankruptcy Court on or after the Effective Date and pursuant to Bankruptcy Rule 3022.

1.47.	“Final Order” means (a) an order as to which the time to appeal, petition for certiorari or move for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment has expired and as to which no appeal, petition for certiorari or other proceedings for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment shall then be pending or (b) in the event that an appeal, writ of certiorari, reargument, rehearing, reconsideration, new trial, or motion to alter or amend findings or judgment thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument, rehearing, reconsideration, new trial, or motion to alter or amend findings or judgment was sought, and the time to take any further appeal, petition for certiorari or move for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment shall have expired, provided, however that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure may be filed with respect to such order.

1.48.	“General Unsecured Claim” means any Claim against any of the Debtors that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

1.49.	“Holder” means a Person who is the beneficial owner of a Claim or Interest. For purposes of voting to accept or reject this Plan, a Person must be a Holder as of the Voting Record Date. For purposes of a Distribution, a Person must be a Holder as of the Initial Distribution Date.

1.50.	“Indenture” means the Indenture, dated September 23, 1997, by and among Minorplanet, HighwayMaster Corporation, and Texas Commerce Bank, N.A. as

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trustee, as supplemented and modified by the First Supplemental Indenture, dated June 20, 2001, by and among Minorplanet and The Chase Manhattan Bank, N.A.

1.51.	“Indenture Trustee” means JPMorgan Chase Bank (as successor to Texas Commerce Bank, N.A. and The Chase Manhattan Bank, N.A.) in its capacity as the trustee under the Indenture.

1.52.	“Initial Distribution Date” means, when used with respect to a particular Claim or Interest as to which the Holder thereof is entitled to a Distribution under the Plan, the later of (a) the Effective Date or as soon thereafter as practicable, or (b) the Allowance Date or as soon thereafter as practicable.

1.53.	“Interest” means any “equity security” (as defined in section 101 of the Bankruptcy Code) in any of the Debtors, including, without limitation, the Existing Common Stock and any rights under any warrant, option or other right, contractual or otherwise, to acquire any Existing Common Stock or any other securities of Minorplanet.

1.54.	“New Board of Directors” means the board of directors of Reorganized Minorplanet, formed as of the Effective Date, as described in section 11.07 of this Plan and set out in the Plan Documents.

1.55.	“New Common Stock” means the seven million seven hundred thousand (7,700,000) shares of Authorized New Common Stock (including the 700,000 shares of New Management Restricted Shares) that will be issued on the Initial Distribution Date to Holders of Allowed Class 3 General Unsecured Claims and Holders of Allowed Class 5 Interests in Minorplanet pursuant to sections 6.03 and 6.05 of the Plan, respectively, and, with respect to 350,000 New Management Restricted Shares, to certain Current Officers.

1.56.	“New Management Restricted Shares” means seven hundred thousand (700,000) shares of the New Common Stock, of which 350,000 of such shares will be issued to certain Current Officers on the Effective Date, as provided in section 9.02 of this Plan.

1.57.	“Note” means a note issued before the Petition Date by Minorplanet under the Indenture, which notes are due on September 15, 2005 and bear interest at 13.75% with semi-annual interest payments due March 15 and September 15 of each year.

1.58.	“Objection Deadline” means the date by which objections to Claims shall be filed with the Bankruptcy Court and served upon the respective Holder(s) thereof as provided in section 13.01 of the Plan, which date shall be ninety (90) days after the Effective Date unless extended by order of the Bankruptcy Court.

1.59.	“Other Priority Claim” means any Claim that, if Allowed, would be entitled to priority under section 507(a)(2) through 507(a)(7) of the Bankruptcy Code.

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1.60.	“Person” means and include natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, unincorporated organizations, or other organizations, irrespective of whether they are legal entities, governments and agencies and political subdivisions thereof or other entities.

1.61.	“Petition Date” means February 2, 2004.

1.62.	“Plan” or “Plan of Reorganization” means this Amended Joint Plan of Reorganization, either in its present form or as it may hereafter be altered, amended or modified from time to time.

1.63.	“Plan Documents” means the documents that aid in effectuating the Plan as specifically identified as such herein, which will be substantially in the respective forms filed by the Debtors with the Bankruptcy Court no later than June 22, 2004 and which are in accordance with the Stipulation.

1.64.	“Priority Tax Claim” means any Claim against any of the Debtors that, if Allowed, would be entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.65.	“Professionals” means those Persons defined as professional persons in sections 327 or 1103 of the Bankruptcy Code who have been employed pursuant to an order of the Bankruptcy Court in the Cases and the professionals seeking compensation or reimbursement of costs and expenses in connection with the Cases pursuant to sections 503(b)(4) or 1129(a)(4) of the Bankruptcy Code.

1.66.	“Pro Rata share” means the proportion that (a) the Face Amount of a Claim in a particular class bears to the aggregate Face Amount of Claims in the class, and includes Disputed Claims, or (b) the Interests held by an Interest Holder in a particular class bears to the aggregate Interests in the class, and includes Disputed Interests.

1.67.	“Rejection Damage Claim” means a Claim by a party to a pre-petition executory contract or an unexpired lease of non-residential real property with any of the Debtors that has not been assumed by the Debtors pursuant to this Plan or a prior Final Order of the Bankruptcy Court entered in the Cases.

1.68.	“Reorganized Minorplanet” means Minorplanet, Caren, and Limited, as substantively consolidated, reorganized, and merged, pursuant to this Plan, into a new entity from and after the Effective Date, which entity shall be named before the Confirmation Date.

1.69.	“Schedules” means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be supplemented or amended.

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1.70.	“SEC” means the Securities and Exchange Commission.

1.71.	“Secured Claim” means a Claim that is secured by a security interest in or lien on property of the Estates to the extent of the value, as of the Effective Date or such other date established by the Bankruptcy Court, of such Claim Holder’s interest in the Estates’ interest in such property as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors and the Claim Holder. Secured Claims shall include Claims secured by security interests or liens junior in priority to existing security interests or liens, whether by operation of law, contract, or otherwise, but solely to the extent of the value, as of the Effective Date or such other date established by the Bankruptcy Court, of such Claim Holder’s interest in the Estates’ interest in such property after giving effect to all security interests or liens senior in priority. Secured Claims include Secured Tax Claims.

1.72.	“Secured Tax Claim” means any Claim that is based on or assessed against any real or personal property of a Debtor and is secured as of the Petition Date by a Tax Lien against such property, which lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing such Claim.

1.73.	“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, and the rules and regulations promulgated thereunder, as now in effect or hereafter amended.

1.74.	“SORA” means the Stock Option Repurchase Agreement entered into between Minorplanet and Erin Mills on August 15, 2003.

1.75.	“Stipulation” means that written stipulation between the Debtors and the Committee, dated as of June 14, 2004.

1.76.	“Tax Lien” means any statutory lien securing an Allowed Secured Tax Claim of any ad valorem taxing authority.

1.77.	“Voting Record Date” means May 21, 2004.

ARTICLE II
SUMMARY OF THE PLAN

     This summary describes certain major elements of this Plan. The remaining sections of this Plan deal with each of these subjects in greater detail. Those sections are controlling, and this summary will not change or be used to construe the other provisions of this Plan.

     On or as soon as practicable after the Initial Distribution Date, Holders of Allowed Administrative Claims and Allowed Other Priority Claims will be paid in Cash in the ordinary course as they come due or on such other terms as the parties may agree. Holders of Allowed

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     Priority Tax Claims will receive periodic payments as provided under section 1129(a)(9)(C) of the Bankruptcy Code, unless the parties agree to other terms for the payment of such Claims.

     Holders of Allowed Secured Claims shall receive, at the election of Reorganized Minorplanet, either (i) payment in Cash in an amount equivalent to the full amount of such Holder’s Allowed Secured Claim; (ii) deferred Cash payments over a period of five (5) years after the Initial Distribution Date totaling the amount of such Holder’s Allowed Secured Claim, with interest; (iii) the return of the Collateral securing such Allowed Secured Claim in full satisfaction of such Claim, or (iv) such other treatment as may be agreed to in writing by such Holder and the Debtors or Reorganized Minorplanet.

     Holders of Allowed General Unsecured Claims will receive their Pro Rata share of seventy-five percent (75%) of seven million (7,000,000) shares of the New Common Stock of Reorganized Minorplanet on or as soon as practicable after the Initial Distribution Date.

     Each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to fifty percent (50%) of their Allowed Claims, up to an aggregate maximum of one hundred fifty thousand dollars ($150,000.00) for all such Claims. Reorganized Minorplanet shall pay such Cash in full on the Initial Distribution Date.

     All Interests in Minorplanet, Limited, and Caren will be extinguished as of the Effective Date. Each Holder of an Interest in Minorplanet that is attributable to Existing Common Stock will receive a Pro Rata share of twenty-five percent (25%) of seven million (7,000,000) shares of the New Common Stock that is not issued to Holders of Allowed General Unsecured Claims. The Holders of Interests in Minorplanet other than Existing Common Stock and the Holders of Interests in Limited and Caren will not receive or retain any property under the Plan on account of those Interests.

ARTICLE III
UNCLASSIFIED CLAIMS

     3.01. Administrative Claims Against Minorplanet, Limited, and Caren

     The Holder of any Administrative Claim, other than (a) a Fee Claim, (b) an Allowed Administrative Claim, or (c) a liability incurred and paid in the ordinary course of business by the Debtors must file with the Bankruptcy Court, and serve on all parties required to receive notice thereof, an application for the allowance of such Administrative Claim no later than the Administrative Claims Bar Date. Such application must include at a minimum (a) the name of the Holder of the Claim, (b) the amount of the Claim, and (c) the basis of the Claim. Failure to timely file and serve the application required under this section shall result in the Administrative Claim being forever barred and discharged.

     3.02. Fee Claims Against Minorplanet, Limited, and Caren; Filing Fee Applications

     Each Professional who holds or asserts an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court, and shall serve on all parties

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required to receive notice, a Fee Application within ninety (90) days after the Effective Date. Objections to Fee Applications must be filed within twenty-five (25) days after the filing and service of the Fee Application. Failure to timely file a Fee Application as required under this section of the Plan shall result in the Fee Claim being forever barred and discharged.

     3.03. Allowance of Administrative Claims

     An Administrative Claim with respect to which notice has been timely and properly filed pursuant to section 3.01 of the Plan shall become an Allowed Administrative Claim if no objection is filed within sixty (60) days after its filing and service. If an objection is filed within such sixty (60) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by a Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been timely and properly filed pursuant to section 3.02 of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by a Final Order.

     3.04. Payment of Allowed Administrative Claims

     Each Holder of an Allowed Administrative Claim shall be paid the amount of such Holder’s Allowed Administrative Claim in Cash on or as soon as practicable after the Initial Distribution Date, or shall receive such other treatment as agreed upon in writing by the Debtors or Reorganized Minorplanet and such Holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors may be paid in the ordinary course of business by the Debtors or Reorganized Minorplanet; and provided, further, that the payment of any Allowed Cure Claim may be made, at the sole election of Reorganized Minorplanet, in one or more monthly payments of Cash over a period of three (3) months after the Initial Distribution Date or such other period as the Bankruptcy Court may determine. All Allowed Fee Claims shall be paid by the Debtors or Reorganized Minorplanet in Cash within ten (10) days after such Claim is Allowed by a Final Order.

     3.05. Allowed Priority Tax Claims

     Each Holder of an Allowed Priority Tax Claim shall be paid the Allowed amount of such Claim pursuant to (a) the provisions of section 1129(a)(9)(C) of the Bankruptcy Code in equal annual installments commencing on the first anniversary of the Initial Distribution Date, with the final payment of the unpaid balance thereof to be made on the sixth anniversary of the date of assessment of the tax, together with interest thereon at the prevailing interest rate for United States Treasury Bills maturing on June 30, 2009 as published in the Wall Street Journal on the Effective Date, or (b) such other terms as the Holder of such Claim and the Debtors or Reorganized Minorplanet may agree; provided, however, that Reorganized Minorplanet shall have the right to pay any Allowed Priority Tax Claim, or any unpaid balance of such Claim, in full, at any time after the Effective Date, without premium or penalty.

     3.06. United States Trustee Fees

     Reorganized Minorplanet shall be responsible for timely payment of United States Trustee quarterly fees incurred pursuant to 28 U.S.C. § 1930(a)(6). Any fees due as of the Confirmation Date will be paid in full on the Effective Date. After the Confirmation Date,

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Reorganized Minorplanet shall pay United States Trustee quarterly fees as they accrue until this case is closed by the Bankruptcy Court. Reorganized Minorplanet shall file with the Bankruptcy Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the case remains open in a format prescribed by the United States Trustee.

ARTICLE IV
CLASSIFICATION OF CLAIMS AND INTERESTS

     4.01. Classification of Claims Against or Interests in Minorplanet, Limited, and Caren

     This section 4.01 sets forth a designation of classes of Claims against and Interests in the Debtors in accordance with section 1122(a) of the Bankruptcy Code. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of the class and is classified in a different class to the extent the Claim or Interest qualifies within the description of that different class. If a Claim is acquired or transferred, the Claim shall be placed in the class in which it would have been placed if it were owned by the original Holder of such Claim.

     The following classification of Claims against and Interests in each of the Debtors presumes that the Debtors’ Estates have been substantively consolidated on or before the Confirmation Date, as described in section 11.01 of this Plan. The Debtors reserve the right to amend the Plan with respect to the classification of Claims and Interests in the event the Debtors’ Estates are not substantively consolidated.

Class 1: Other Priority Claims against Minorplanet, Limited, and Caren

Class 2: Secured Claims against Minorplanet, Limited, and Caren

Class 3: General Unsecured Claims against Minorplanet, Limited, and Caren

Class 4: Convenience Claims against Minorplanet, Limited, and Caren

Class 5: Interests in Minorplanet attributable to Existing Common Stock

Class 6: Interests in Minorplanet other than Existing Common Stock; Interests in Limited and Caren

ARTICLE V
IDENTIFICATION OF UNIMPAIRED AND IMPAIRED
CLAIMS AND INTERESTS; CRAMDOWN

     5.01. Unimpaired Claims

     Class 1 Claims against Minorplanet, Limited, or Caren are not impaired under this Plan and the Holders of those Claims are conclusively presumed to have accepted this Plan under section 1126(f) of the Bankruptcy Code.

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     5.02. Impaired Claims

     Class 2, 3, and 4 Claims against Minorplanet, Limited, or Caren are impaired under this Plan and the Holders of those Claims are entitled to vote to accept or reject this Plan.

     5.03. Impaired Interests

     The Holders of Class 5 Interests in Minorplanet attributable to Existing Common Stock are impaired under this Plan and the Holders of those Interests are entitled to vote to accept or reject this Plan. The Holders of Class 6 Interests in Minorplanet other than Existing Common Stock and the Holders of Class 6 Interests in Limited and Caren will not receive or retain any property on account of such Interests, and such Holders are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

     5.04. Controversy Concerning Impairment

     In the event of a controversy as to whether any Claim or Interest or class of Claims or Interests is impaired under this Plan, the Bankruptcy Court will, after notice and a hearing, determine the controversy.

     5.05. Cramdown

     This section shall constitute the Debtors’ request, pursuant to section 1129(b)(1) of the Bankruptcy Code, that the Bankruptcy Court confirm the Plan if all of the requirements of section 1129(a) of the Bankruptcy Code, other than subsection (8) thereof, are met with respect to the Plan.

ARTICLE VI
TREATMENT OF CLAIMS AND INTERESTS

     6.01. Other Priority Claims—Class 1 Claims Against Minorplanet, Limited, and Caren

     All Allowed Other Priority Claims shall be paid by Reorganized Minorplanet either (a) in full, in Cash, on or as soon as practicable after the Initial Distribution Date, or (b) upon such terms as may be agreed to in writing by the Holder of such Claim and the Debtors or Reorganized Minorplanet. This class is unimpaired under the Plan.

     6.02. Secured Claims—Class 2 Against Minorplanet, Limited, and Caren

     Class 2 Claims against Minorplanet, Limited, and Caren shall contain separate subclasses for each Other Secured Claim. Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code. On or as soon as practicable after the Initial Distribution Date, each Holder of an Allowed Secured Claim, in full satisfaction, settlement, release and discharge of each such Claim, shall receive, at Reorganized Minorplanet’s option, either (i) payment in Cash in an amount equivalent to the full amount of such Holder’s Allowed Secured Claim; (ii) deferred Cash payments over a period of five (5) years after the Initial Distribution Date totaling

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the amount of such Holder’s Allowed Secured Claim, with interest payable at the prevailing interest rate for United States Treasury Bills maturing on June 30, 2009 as published in the Wall Street Journal on the Effective Date; (iii) the return of the Collateral securing such Allowed Secured Claim in full satisfaction of such Claim; or (iv) such other treatment as may be agreed to in writing by such Holder and the Debtors or Reorganized Minorplanet. In the event that any such Allowed Secured Claim exceeds the value of the Collateral, any such excess (exclusive of any post-petition interest, fees or other charges Allowed by a Final Order as part of that Allowed Secured Claim) shall constitute a General Unsecured Claim for purposes of the Plan, unless the Holder of such Claim has elected treatment pursuant to section 1111(b) of the Bankruptcy Code and in accordance with Bankruptcy Rule 3014. These classes are impaired under the Plan.

     6.03. General Unsecured Claims—Class 3 Against Minorplanet, Limited, and Caren

     On or as soon as practicable after the Initial Distribution Date, each Holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, release and discharge of its Allowed General Unsecured Claim, a Pro Rata share of seventy-five percent (75%) of seven million (7,000,000) shares of the New Common Stock pursuant to the Stipulation. Within thirty (30) days after a Disputed General Unsecured Claim becomes an Allowed General Unsecured Claim, Reorganized Minorplanet shall distribute to the Holder thereof a number of shares of the Authorized New Common Stock (excluding the New Common Stock) in the same proportion that such Allowed General Unsecured Claim bears to the aggregate of all other Allowed General Unsecured Claims whose Holders have received a Pro Rata share of seventy-five percent (75%) of the New Common Stock distributed pursuant to this section 6.03. This class is impaired under the Plan.

     6.04. Convenience Claims—Class 4 Against Minorplanet, Limited, and Caren

     Each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to fifty percent (50%) of their Allowed Claims, up to an aggregate maximum of one hundred fifty thousand dollars ($150,000) for all such Claims. Reorganized Minorplanet shall pay such Cash in full on the Initial Distribution Date. However, if a Holder of an Allowed Convenience Claim votes to reject the Plan, such Holder will receive—in lieu of cash pursuant to this section 6.04 of the Plan—a Pro Rata share of seventy-five percent (75%) of seven million (7,000,000) shares of the New Common Stock in accordance with section 6.03 of the Plan in full satisfaction, settlement, release and discharge of its Allowed Convenience Claim. This class is impaired under the Plan.

     6.05. Interests in Minorplanet attributable to Existing Common Stock—Class 5 as to Minorplanet

     As of the Effective Date, all Interests in Minorplanet will be extinguished. Each Holder of an Allowed Class 5 Interest in Minorplanet will receive a Pro Rata share of twenty-five percent (25%) of seven million (7,000,000) shares of the New Common Stock that is not issued to Holders of Allowed General Unsecured Claims pursuant to the Stipulation. Within thirty (30) days after a Disputed Class 5 Interest becomes an Allowed Class 5 Interest, Reorganized Minorplanet shall distribute to the Holder thereof a number of shares of the Authorized New

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Common Stock (excluding the New Common Stock) in the same proportion that such Allowed Class 5 Interest bears to the aggregate of all other Allowed Class 5 Interests whose Holders have received a Pro Rata share of twenty-five percent (25%) of the New Common Stock distributed pursuant to this section 6.05. This class is impaired under the Plan.

     6.06. Interests in Minorplanet other than Existing Common Stock and Interests in Caren and Limited—Class 6 as to Minorplanet, Limited, and Caren

     As of the Effective Date, all Interests in Limited and Caren Limited will be extinguished. The Holders of Interests in Minorplanet other than Existing Common Stock and the Holders of Interests in Limited and Caren will not receive or retain any property on account of such Interests. These classes are impaired under the Plan and are deemed to reject the Plan.

ARTICLE VII
MISCELLANEOUS PROVISIONS RELATED TO
TREATMENT OF CLAIMS AND INTERESTS

     7.01. Allowed Claims and Allowed Interests

     Notwithstanding any provision herein to the contrary, Reorganized Minorplanet shall make Distributions only to Holders of Allowed Claims and Allowed Class 5 Interests. No Holder of a Disputed Claim or Disputed Class 5 Interest will receive any Distribution on account thereof until and to the extent that its Disputed Claim or Disputed Class 5 Interest becomes an Allowed Claim or an Allowed Class 5 Interest. Reorganized Minorplanet, in its sole discretion, may withhold Distributions otherwise due hereunder to the Holder of a Claim or Class 5 Interest until the Objection Deadline to enable Reorganized Minorplanet to file a timely objection thereto. Reorganized Minorplanet will establish the Disputed Claims Reserve in accordance with this Plan. Any Holder of a Disputed Claim that becomes an Allowed Claim after the Initial Distribution Date will receive its Distributions accruing before the Allowance Date, without postpetition interest (except as otherwise expressly provided in the Plan), as soon as practicable after the Allowance Date in accordance with the provisions of the Plan.

     7.02. Postpetition Interest

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Allowed Claims against the Debtors shall be calculated as of the Petition Date. Except as otherwise explicitly provided herein or in an order of the Bankruptcy Court or pursuant to the Bankruptcy Code, no Holder of an Allowed Claim shall be entitled to or receive postpetition interest with respect to any portion of an Allowed Claim. To the extent a Holder of an Allowed Claim is entitled to receive postpetition interest with respect to any portion of its Allowed Claim, such post-petition interest will accrue from the Petition Date through the Effective Date at the Case Interest Rate.

     7.03. Alternative Treatment

     Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim or an Allowed Class 5 Interest may receive, instead of the Distribution or treatment to which it is entitled hereunder, any other Distribution or treatment to which it and, prior to the Effective

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Date, the Debtors or, on or after the Effective Date, Reorganized Minorplanet may agree in writing, so long as such alternative treatment is substantially the same as or less favorable than the treatment otherwise prescribed for such Holder by the Plan.

ARTICLE VIII
INDEMNIFICATION OBLIGATIONS; TREATMENT OF
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.01. Indemnification of Current Officers and Directors

     The obligations of any Debtor to indemnify any of the Current Officers and Directors, whether under a Debtor’s certificate of incorporation or bylaws (or analogous governing documents), any agreement, law or regulation, or otherwise, will be assumed by Reorganized Minorplanet and will continue after the Confirmation Date and be the obligations of Reorganized Minorplanet.

     8.02. General Treatment of Executory Contracts and Unexpired Leases; Rejected If Not Assumed

     The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Effective Date, all prepetition executory contracts and unexpired leases to which any of the Debtors is a party, except for executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) are the subject of a separate motion pursuant to section 365 of the Bankruptcy Code to be filed and served by the Debtor on or before the Confirmation Date, or (c) are designated in a Plan Document that lists the executory contracts and unexpired leases that the Debtors intend to assume.

     8.03. Cure Payments and Release of Liability

     All Allowed Cure Claims that may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease that is assumed under this Plan or pursuant to a prior Final Order of the Bankruptcy Court shall be made in accordance with section 3.04 of the Plan. To the extent that a party to an assumed executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the thirtieth (30th) day after the Effective Date disputing the amount of any Cure Claim offered to it, disputing the cure of any other defaults, disputing the promptness of the Cure Claim payments, or disputing the provisions of adequate assurance of future performance, then such party shall be deemed to have waived its right to dispute such matters.

     8.04. Bar to Rejection Claims

     If the rejection of an executory contract or an unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors, Reorganized Minorplanet or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon Reorganized Minorplanet by the earlier of (a) thirty (30) days after the Effective Date or (b) such other deadline as the Bankruptcy Court may set for asserting a Claim for such damages.

Debtor’s Third Amended Joint Plan of Reorganization, as Modified	Page 15 of 35

     8.05. Rejection Claims

     Any Claim arising from the rejection of an unexpired lease or executory contract shall be treated as a General Unsecured Claim pursuant to the Plan, except as limited by the provisions of sections 502(b)(6) and 502(b)(7) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission by the Debtors that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtors of any objections to such Claim if asserted.

ARTICLE IX
CONTINUATION OF CERTAIN EMPLOYEE
BENEFITS; NEW STOCK OPTIONS

     9.01. Employee Benefits

     From and after the Effective Date, Reorganized Minorplanet will continue (unless subsequently modified or replaced) all existing employee benefit policies, plans and agreements, including: (a) medical, dental, life, travel accident and accidental death and dismemberment insurance; (b) sick pay, short-term disability pay and long-term disability insurance; (c) vacation and holiday pay; (d) bonus and severance programs; and (e) qualified deferred compensation plans.

     9.02. New Management Restricted Shares

     On or after the Effective Date, Reorganized Minorplanet shall issue 350,000 New Management Restricted Shares to certain Current Officers of Minorplanet in accordance with the Plan Documents. The remaining New Management Restricted Shares may issued by the Compensation Committee of the New Board of Directors in its sole discretion.

     9.03. Repurchase Option Exercise Under the SORA

     On the Effective Date, immediately prior to the extinguishment of the Existing Common Stock, Reorganized Minorplanet shall exercise its rights pursuant to the SORA to repurchase, and shall repurchase, from Erin Mills the 3,875,703 shares of the Existing Common Stock owned by Erin Mills. Reorganized Minorplanet shall pay Erin Mills the aggregate price of $193.79, as set forth in paragraph 1 of the SORA, in Cash on the Effective Date immediately prior to the extinguishment of the Existing Common Stock.

ARTICLE X
EFFECT OF CONFIRMING THIS PLAN

     10.01. Binding Effect

     This Plan shall be binding upon and inure to the benefit of the Debtors, Reorganized Minorplanet, all present and future Holders of Claims and Interests, and their respective successors and assigns.

     10.02. Discharge of Debtors

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All consideration distributed under this Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against the Debtors of any nature whatsoever or against any of the Debtors’ assets or properties. Except as otherwise expressly provided in this Plan, entry of the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Debtors, the Debtors’ assets and properties, arising at any time before the Effective Date, regardless of whether a proof of Claim or proof of Interest was filed, whether the Claim or Interest is Allowed, or whether the Holder of the Claim or Interest votes to accept this Plan or is entitled to receive a distribution under this Plan. Upon the entry of the Confirmation Order, any Holder of the discharged Claim or Interest will be precluded from asserting against the Debtors or Reorganized Minorplanet or any of their assets or properties any other or further Claim or Interest based on any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Effective Date. The Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors, and Reorganized Minorplanet will not be liable for any Claims or Interests and will only have the obligations as are specifically provided for in this Plan.

10.03. Release

     The Debtors, Reorganized Minorplanet, the Creditors’ Committee, the members of such committee in their capacity as such, any of such parties’ respective present members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents, and any of such parties’ successors and assigns (the “Released Parties”) shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another, to any Claim Holder or Interest Holder, to any other party in interest, or to any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or to any of their successors or assigns, for any act or omission before or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the operation of the Debtors’ business (other than liabilities incurred in the ordinary course of the Debtors’ business), the Cases, the filing of the Cases, the formulation, preparation, dissemination, approval, confirmation, administration, or consummation of the Plan, the Disclosure Statement, or the property to be distributed under the Plan, except for any act or omission to the extent such act or omission is determined in a Final Order to have constituted willful misconduct or gross negligence, and in all respects the Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in connection with the Debtors’ business.

     Notwithstanding any other provision of this Plan, no Holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties for any act or omission before or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the operation of the Debtors’ business (other than liabilities incurred in the ordinary course of the Debtors’ business), the Cases, the filing of the Cases, the formulation, preparation, dissemination, approval, confirmation, administration, or consummation of the Plan or the Disclosure Statement, except for any act or omission to the extent such act or omission is determined in a Final Order to have constituted willful misconduct or gross negligence.

Debtor’s Third Amended Joint Plan of Reorganization, as Modified	Page 17 of 35

     10.04. Injunction

     The satisfaction, releases, and discharge pursuant to Article X of the Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or cause of action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

     Any Person who, after the Effective Date, initiates any judicial proceeding to assert or prosecute any claim that is released and enjoined under sections 10.03 and 10.04 of the Plan shall post a bond of $1,000,000 to cover the legal fees and expenses of the person(s) against whom such claims are asserted. Such bond must be issued by a bonding company acceptable to the Person(s) against whom such claims are asserted or shall be established through an escrow account at a federally insured banking institution.

     The releases and injunction provided in sections 10.03 and 10.04 of the Plan shall not release or enjoin any claims against any of the Released Parties with respect to any Allowed Priority Tax Claim the Holder of which has the right under applicable law to seek enforcement of such claims against any of the Released Parties; provided, however, that such Holders shall be temporarily enjoined from enforcing such claims against any of the Released Parties until Reorganized Minorplanet fails to pay such Allowed Priority Tax Claim in accordance with the Plan and fails to cure any Plan payment default within thirty (30) days after Reorganized Minorplanet’s receipt of written notice of such default from the Holder of such Claim.

ARTICLE XI
MEANS FOR EXECUTION OF THIS PLAN

     11.01. Substantive Consolidation

     Before the hearing on this Disclosure Statement, the Debtors filed a Motion for Substantive Consolidation, asking the Bankruptcy Court to approve the substantive consolidation of the Debtors’ Estates. The Debtors have requested a hearing on such motion before the Confirmation Date. This Plan is proposed on the basis that the Motion for Substantive Consolidation is granted on or before the Confirmation Date. If such motion is granted, all of the Debtors will be treated as substantively consolidated as Reorganized Minorplanet. All Cash payments and the issuance of New Common Stock to be made on or after the Effective Date pursuant to this Plan will be the obligation of the substantively consolidated Reorganized Minorplanet, and Reorganized Minorplanet will cause these obligations to be performed. Reorganized Minorplanet will take the other actions contemplated under this Plan to consummate and perform this Plan, including making Distributions, abandoning Collateral, objecting to Claims, administering the Disputed Claims Reserve and asserting claims (including, without limitation, the Estate Actions). All obligations under this Plan that are to be performed over time after the Effective Date, including periodic payments to the Holders of Allowed Secured Claims, Allowed Cure Claims, Allowed Other Priority Claims, and any other Allowed Claims that are to be paid over time shall be the obligations of and continue to be performed by Reorganized Minorplanet. All liens of the Holders of Allowed Secured Claims, and the priority

Debtor’s Third Amended Joint Plan of Reorganization, as Modified	Page 18 of 35

of such liens, shall be unaffected by the substantive consolidation and merger of Limited and Caren into Minorplanet. Holders of Allowed Claims will be entitled to only one recovery from the substantively consolidated estate of Reorganized Minorplanet. The Holders of any intercompany Claims by, between, or among Minorplanet, Limited, and Caren will not receive any Distribution on account of such intercompany Claims under this Plan.

     11.02. Reorganized Minorplanet

     From and after the Effective Date, each of Minorplanet, Limited, and Caren will cease to exist as a separate corporate or other entity and will be merged with and into Reorganized Minorplanet in accordance with the laws of the State of Delaware and pursuant to Reorganized Minorplanet’s amended and restated certificate of incorporation.

     11.03. Sources of Cash

     Reorganized Minorplanet may obtain the funds necessary for the payment of Allowed Claims that are to be paid in Cash on or after the Effective Date through the combination of the Credit Facility and Cash on hand from the Debtors’ operations. On or before the Confirmation Date, the Debtors intend to enter into the Credit Facility with one or more existing or new lenders, on terms as may be acceptable to the Debtors.

     11.04. Revesting of Assets

     Except as otherwise provided in this Plan, the property and assets of the Debtors’ Estates under section 541 of the Bankruptcy Code will revest in Reorganized Minorplanet on the Effective Date free and clear of all Claims and Interests, but subject to the obligations of Reorganized Minorplanet as set forth in this Plan and the Confirmation Order. Commencing on the Effective Date, Reorganized Minorplanet may deal with its assets and property and conduct its business without any supervision by, or permission from, the Bankruptcy Court or the Office of the United States Trustee, and free of any restriction imposed on the Debtors by the Bankruptcy Code or by the Bankruptcy Court during the Cases.

     11.05. Treatment of the Existing Debt Instruments

     As of the Effective Date, except to the extent provided otherwise in the Plan, any and all notes held by Holders of any Claims (including, without limitation, the Notes), and all agreements, instruments and other documents evidencing the Claims and the rights of the Holders of the Claims, will be automatically canceled, extinguished, voided, and surrendered as provided in section 12.02 of the Plan; all obligations of any Person under those instruments and agreements will be fully and finally satisfied and released; and the obligations of the Debtors under those instruments and agreements will be discharged. On the Effective Date, except to the extent otherwise provided in the Plan, the Indenture relating to the Notes will be canceled, and the obligations of the Indenture Trustee and the Debtors thereunder, except for any obligation to pay reasonable professional fees, will be discharged; however, the Indenture will continue in effect solely for the purposes of allowing the Indenture Trustee to maintain any rights or liens it may have for reasonable fees, costs and expenses under the Indenture. On payment in full of the reasonable fees and expenses of the Indenture Trustee, except as provided herein, the rights of the Indenture Trustee will terminate.

Debtor’s Third Amended Joint Plan of Reorganization, as Modified	Page 19 of 35

     11.06. New Common Stock; New Management Restricted Shares; Preferred Shares

     The issuance of the New Common Stock, the New Management Restricted Shares and the Preferred Shares (as defined below) pursuant to this Plan is hereby authorized without further act or action under applicable law. The New Common Stock and the New Management Restricted Shares shall be issued and distributed in accordance with the terms of this Plan without further act or action under applicable law, regulation, order or rule and shall be exempt from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code. The provisions of the New Common Stock and the New Management Restricted Shares to be issued pursuant to this Plan are summarized as follows:

          (a) Authorization. Reorganized Minorplanet will be authorized to issue up to fifty million (50,000,000) shares of Authorized New Common Stock and 2,000,000 shares of preferred stock (“Preferred Shares”) on or after the Effective Date. The New Common Stock and the New Management Restricted Shares, subsets of the Authorized New Common Stock, will be issued under the Plan pursuant to sections 6.03, 6.05 and 9.02 of the Plan.

          (b) Par Value. The New Common Stock, the New Management Restricted Shares, and the Preferred Shares will have a par value of $.01 per share.

          (c) Rights. The New Common Stock, the New Management Restricted Shares and the Preferred Shares will have the rights with respect to dividends, liquidation, voting and other matters as set forth in the amended and restated certificate of incorporation of Reorganized Minorplanet and as provided under applicable law and in this Plan.

          (d) Dilution. The New Common Stock and the New Management Restricted Shares are subject to dilution by any additional issuance of the Authorized New Common Stock duly authorized by Reorganized Minorplanet after the Effective Date.

     11.07. Directors and Management of Reorganized Minorplanet

     Minorplanet’s Current Officers and Directors are listed in the Disclosure Statement. The New Board of Directors for Reorganized Minorplanet shall consist of seven (7) members, as set out in the Plan Documents, who are identified in the list filed as a Plan Document, and shall be appointed in compliance with all applicable securities laws, regulations and rules and with NASDAQ market place rules. The New Board of Directors will be formed as of the Effective Date. The Current Officers of Minorplanet and the officers of Reorganized Minorplanet immediately after the Effective Date shall be the following:

Dennis R. Casey	President and Chief Executive Officer

W. Michael Smith	Executive Vice President
Treasurer
Chief Operating Officer
Chief Financial Officer

J. Raymond Bilbao	Senior Vice President
General Counsel

Debtor’s Third Amended Joint Plan of Reorganization, as Modified	Page 20 of 35

Secretary

Robert Gray	Chief Accounting Officer

Robert Lambert	Vice President Information Technologies

David Bagley	Vice President of Network Operations

     On the Effective Date, Reorganized Minorplanet will enter into new employment agreements with Messrs. Casey, Smith and Bilbao in substantially the form of the employment agreements filed as Plan Documents, which new employment agreements shall be consistent with and in accord with the Stipulation. All decisions regarding the election of other officers, the continued employment of other senior management of Reorganized Minorplanet, selection of other officers by the New Board of Directors, and new employment contracts for other senior management of Reorganized Minorplanet will be made by the New Board of Directors. The New Board of Directors will serve until the first annual meeting of stockholders of Reorganized Minorplanet held after the Effective Date.

     11.08. Implementing Documents

     To implement this Plan, the following Plan Documents will be signed and delivered or otherwise made effective on the Effective Date, including the following documents which shall be consistent with the Stipulation:

•	the Credit Facility documents;

•	the 2004 Management Incentive Plan and related Restricted Stock Agreements for Messrs. Casey, Smith and Bilbao;

•	new employment agreements referenced in Section 11.07 and

•	the amended certificate of incorporation, bylaws, and charter or analogous documents of Reorganized Minorplanet, which will satisfy the provisions of this Plan and section 1123(a)(6) of the Bankruptcy Code.

     Forms of these documents will be filed with the Bankruptcy Court no later than June 22, 2004. The Debtors will provide a copy of the form of any of these documents to any party in interest who requests it in writing. Written requests should be sent to Neligan Tarpley Andrews & Foley LLP at 1700 Pacific Avenue, Suite 2600, Dallas, Texas, 75201, if by mail or courier service, or to (214) 840-5301 if by facsimile, or to kgradick@neliganlaw.com if by electronic mail, in each case to the attention of Katherine Gradick. Confirmation of this Plan will authorize the Debtors, Reorganized Minorplanet and their directors and officers to execute and deliver, file or record these implementing documents and related necessary documents, and to take any actions as may be necessary or appropriate in furtherance of this Plan.

ARTICLE XII
METHOD OF DISTRIBUTION

Debtor’s Third Amended Joint Plan of Reorganization, as Modified	Page 21 of 35

     12.01. Reorganized Minorplanet

     Reorganized Minorplanet or its stock transfer agent will make all Distributions required under this Plan (subject to the provisions hereof).

     12.02. Surrender of Securities Or Instruments

     On or as soon as practicable after the Effective Date, each Holder of a Certificate or a Note as of the Initial Distribution Date shall surrender such Certificate or Note to Reorganized Minorplanet or its transfer agent and all Certificates and Notes will be canceled. No Distribution of property hereunder will be made to or on behalf of any Holder of a Certificate or a Note unless and until the Certificate or Note is received by Reorganized Minorplanet or its transfer agent or the unavailability of the Certificate or the Note is reasonably established to the satisfaction of Reorganized Minorplanet. Any Holder of a Certificate or a Note who fails to surrender or cause to be surrendered the Certificate or the Note or fails to execute and deliver an affidavit or loss and indemnity reasonably satisfactory to Reorganized Minorplanet before the first anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims or Interests in respect of the Certificate or the Note and will not participate in any Distribution hereunder, and all New Common Stock in respect of the forfeited distribution will be canceled notwithstanding any federal or state escheat laws to the contrary.

     12.03. Initial Distribution Date

     At the close of business on the Initial Distribution Date, the transfer ledgers for the Notes and Interests will be closed, and there will be no further changes in the record Holders of these securities. Reorganized Minorplanet and the Indenture Trustee shall have no obligation to recognize any transfer of any securities or instruments occurring after the Initial Distribution Date and will be entitled instead to recognize and deal for all purposes hereunder with only those record Holders stated on the transfer ledgers as of the close of business on the Initial Distribution Date.

     12.04. Means Of Cash Payment

     Cash payments made pursuant to this Plan will be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, by a commercially reasonable manner as the payor will determine in its sole discretion.

     12.05. Calculation of Distribution Amounts of New Securities

     No fractional shares of New Common Stock will be issued or distributed under the Plan or by Reorganized Minorplanet. Each Person entitled under the Plan to receive a Distribution of New Common Stock will receive the total number of whole shares of New Common Stock to which the Person is entitled. Whenever any Distribution, or a portion thereof, to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, Reorganized Minorplanet will allocate separately one whole share of New Common Stock to the Person and other Persons similarly entitled, in order of the fractional portion of their entitlement, starting with the largest fractional portion, until all remaining whole shares have been allocated.

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 22 of 35

Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, the fractional portion will be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares of New Common Stock that remain to be allocated, Reorganized Minorplanet will allocate the remaining whole shares to the Holders by random lot or another impartial method as Reorganized Minorplanet deems fair. Upon the allocation of all of the whole shares authorized under this Plan, all remaining fractional portions of the entitlements will be canceled and will be of no further force and effect.

     12.06. Delivery of Distributions

     Distributions to Holders of Allowed Claims and Allowed Class 5 Interests will be made by Reorganized Minorplanet or its transfer agent (a) at the addresses set forth on the proofs of Claim or Interests filed by the Holders, (b) at the addresses set forth in any written notice of address change delivered to Reorganized Minorplanet after the date of any related proof of Claim or Interest, (c) at the addresses reflected in the Schedules if no proof of Claim or Interest has been filed and Reorganized Minorplanet has not received a written notice of a change of address, (d) or at the last known address of the Holder if no proof of Claim or Interest has been filed, (e) in the case of the Holder of a Claim that is governed by the Indenture and is administered by the Indenture Trustee, at the addresses contained in the official records of the Indenture Trustee, or (f) at the addresses set forth in a properly completed letter of transmittal accompanying securities or instruments properly remitted to Reorganized Minorplanet or its transfer agent. If any Holder’s Distribution is returned as undeliverable, no further Distributions to the Holder will be made unless and until Reorganized Minorplanet or its transfer agent is notified of the Holder’s then current address, at which time all missed Distributions will be made to the Holder without interest. Amounts in respect of undeliverable Distributions made by Reorganized Minorplanet will be returned to Reorganized Minorplanet until the Distributions are claimed.

     12.07. Fractional Dollars; De Minimis Distributions

     Any other provision of this Plan notwithstanding, payments of fractions of dollars will not be made. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made will reflect a rounding of the fraction to the nearest whole dollar (up or down), with half dollars being rounded down. Reorganized Minorplanet will not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request is made in writing to Reorganized Minorplanet.

     12.08. Allocation of Plan Distribution Between Principal And Interest

     To the extent that any Allowed Claim entitled to a Distribution under this Plan is comprised of principal indebtedness and accrued but unpaid interest thereon, the Distribution will, to the extent permitted, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

     12.09. Unclaimed Distributions

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     On the first anniversary of the Effective Date, Reorganized Minorplanet will publish the names of Holders of unclaimed Distributions in the national edition of the Wall Street Journal. Any Distributions under this Plan in the form of Cash remaining unclaimed as of two years after the Effective Date will be released for Reorganized Minorplanet’s use in its ordinary business operations, and any unclaimed Distributions under this Plan in the form of New Common Stock will be canceled.

ARTICLE XIII
CLAIMS RESOLUTION

     13.01. Objections to Claims

     The Debtors and Reorganized Minorplanet will have exclusive authority to object to and contest the allowance of any Claims filed with the Bankruptcy Court. The Debtors and Reorganized Minorplanet will use their best efforts to prosecute objections to Claims as warranted. All objections to Claims must be filed by the Objection Deadline, which shall be ninety (90) days after the Effective Date unless extended by order of the Bankruptcy Court. If the Debtors or Reorganized Minorplanet file an objection to a Claim, such Claim will become a Disputed Claim. Disputed Claims may become Allowed Claims by entry of a Final Order allowing the Claim in whole or in part.

     13.02. Disputed Claims Reserve

     Pending the resolution of Disputed Claims, Reorganized Minorplanet will hold the Distributions for the benefit of Holders of Disputed Claims in trust in the Disputed Claims Reserve. The amount held in the Disputed Claims Reserve will be calculated based on the smaller of (a) the amount claimed, (b) the amount estimated by the Bankruptcy Court for purposes of distribution or (c) the amount determined by the Bankruptcy Court in a claims allowance hearing, even if there is a pending appeal concerning allowance of the Claim. When a Disputed Claim becomes an Allowed Claim by a Final Order, Reorganized Minorplanet will cause the Distribution owed on such Allowed Claim to be paid out of the Disputed Claims Reserve within ten (10) Business Days after such order becomes a Final Order. Any Distribution that would have been due to the part of the Claim that is disallowed will be released from the Disputed Claims Reserve and distributed Pro Rata to Allowed Claims of the same class as the Disputed Claim that has become Allowed. These supplemental distributions will be made on the six month anniversary of the Effective Date and every six months thereafter as applicable. The Disputed Claim Reserve shall not include any New Common Stock.

ARTICLE XIV
ASSERTION OF CLAIMS

     14.01. Assertion of Estate Actions, Defenses and Counterclaims

     Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, Reorganized Minorplanet shall retain and may exclusively prosecute, settle, or compromise any Estate Action. Reorganized Minorplanet shall also retain and may prosecute and enforce all defenses, counterclaims, and

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 24 of 35

rights against or with respect to all Claims asserted against the Debtors, Reorganized Minorplanet, or the Estates. Notwithstanding the foregoing, in the event any of the Debtors or Reorganized Minorplanet is determined by the Bankruptcy Court to be solvent, Reorganized Minorplanet will not commence any action to prosecute an Estate Action if such Estate Action requires proof of the insolvency of any of the Debtors or Reorganized Minorplanet.

     14.02. Setoffs

     Reorganized Minorplanet may, but will not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever that the Debtors or Reorganized Minorplanet may have against the Holder of the Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or Reorganized Minorplanet of any claim that the Debtors or Reorganized Minorplanet may have against the Holder. The Holder of a Disputed Claim who asserts a right of setoff will retain the right, subject to any defenses of the Debtors or Reorganized Minorplanet, until the earlier of the time when (a) the Disputed Claim becomes Allowed, in whole or in part, or (b) the Claim is expunged by entry of an order of the Bankruptcy Court.

ARTICLE XV
VOTING AND EFFECT OF REJECTION BY
ONE OR MORE CLASSES OF CLAIMS

     15.01. Impaired Classes to Vote

     Except as provided in section 5.03 of this Plan, each impaired class of Claims and Interests will be entitled to vote separately to accept or reject this Plan. For purposes of voting to accept or reject this Plan, a Person is a Holder as of the Voting Record Date. A Holder of an Allowed Claim or Interest as of the Voting Record Date may vote to accept or reject this Plan. A Holder of a Claim or Interest as to which an objection has been filed that has not been temporarily allowed for purposes of voting on this Plan may not vote. A Holder of a contingent or unliquidated Claim or Interest may vote on this Plan in an amount based on the portion, if any, of the Claim or Interest shown as fixed, liquidated and undisputed in the Schedules, or equal to $1.00 or one share, if not so shown.

     15.02. Acceptance by Classes of Claims and Interests

     A class of Claims will have accepted this Plan if its members vote to accept by at least two-thirds in amount and more than one-half in number of the Allowed Claims in the class actually voting to accept or reject this Plan. A class of Interests will have accepted this Plan if its members vote to accept by at least two-thirds in amount of the Allowed Class 5 Interests in the class actually voting to accept or reject this Plan.

     15.03. Section 1129(b) Cramdown

     If any impaired class of Claims or Interests fails to accept this Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserve the right to request the Bankruptcy Court to confirm this Plan in accordance with the provisions of section 1129(b) of the

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 25 of 35

Bankruptcy Code. The Debtors assert that this Plan provides for fair and equitable treatment of all Classes of Claims and Interests.

ARTICLE XVI
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THIS PLAN

     16.01. Conditions to Confirmation

     The Bankruptcy Court will not enter the Confirmation Order unless and until each of the following conditions has been satisfied or duly waived (if waivable) pursuant to section 16.03 of this Plan:

     (a) The documents implementing this Plan listed in section 11.08 of the Plan will be in form and substance acceptable to the Debtors, and will have been provided to the Bankruptcy Court.

     (b) The Confirmation Order is in a form and substance acceptable to the Debtors and, among other things, makes findings that particular subsections of section 1129 of the Bankruptcy Code have been met, including (i) that the Debtors and their representatives have proposed and obtained confirmation of this Plan in good faith; (ii) that this Plan is in the best interests of creditors and (iii) that this Plan is fair and equitable to Holders of Claims and Interests.

     (c) The Confirmation Order authorizes and directs the Debtors and Reorganized Minorplanet to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with this Plan, including those documents described in section 11.08 of the Plan.

     (d) The Debtor has received binding commitments, in form and substance acceptable to the Debtors in their sole discretion, for the issuance and closing of the Credit Facility.

     (e) The Confirmation Order, Plan Documents, and Credit Facility shall be consistent with and in accord with the Stipulation and shall incorporate all such terms of the Stipulation.

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 26 of 35

     16.02. Conditions to Consummation

     This Plan will not be consummated unless and until each of the following conditions has been satisfied or duly waived (if waivable) pursuant to section 16.03 of the Plan:

     (a) The Confirmation Order is a Final Order and provides that (i) Reorganized Minorplanet is authorized to issue the New Common Stock and the New Management Restricted Shares, and (ii) the New Common Stock issued under the Plan in exchange for Claims against any of the Debtors or Interests in Minorplanet attributable to Existing Common Stock, and the New Management Restricted Shares issued under the Plan, are exempt from registration under the Securities Act pursuant to, and to the extent provided by, section 1145(a) of the Bankruptcy Code.

     (b) Substantially all of the Cash payments required to be made on or as soon as practicable after the Initial Distribution Date to the Holders of Allowed Administrative Claims and Other Priority Claims are paid.

     (c) Reorganized Minorplanet shall have entered into the Credit Facility, which contains terms consistent with and in accordance with the Stipulation, and if such Credit Facility contains a conversion feature, such conversion feature is wholly consistent with and in accordance with the Stipulation.

     (d) The Notes are canceled and the New Common Stock is issued to Holders of Allowed General Unsecured Claims and Holders of Allowed Class 5 Interests in Minorplanet.

     (e) All Interests in the Debtors are canceled.

     (f) Substantially all of the actions, documents and agreements necessary to implement this Plan, including those documents set forth in section 11.08 of the Plan, will have been effected or executed.

     16.03. Waiver of Conditions

     The conditions to the confirmation and consummation of the Plan as set forth above may be waived in whole or in part by the Debtors upon approval of the Bankruptcy Court.

     16.04. Effect of Non-Occurrence of Conditions to Consummation

     Each of the conditions to consummation and the Effective Date must be satisfied or duly waived, as provided above, within ninety (90) days after the Confirmation Date. If each condition to consummation has not been satisfied or duly waived, pursuant to this Plan, within ninety (90) days after the Confirmation Date, then on motion by any party in interest made before the time that each condition has been satisfied or duly waived and on notice to the parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such a motion, the Confirmation Order may not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the motion. If the Confirmation Order is vacated pursuant to this section, this Plan will be deemed null and void,

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 27 of 35

including the discharge of Claims and cancellation of Interests pursuant to section 1141 of the Bankruptcy Code and the assumptions, assignments or rejections of Contracts pursuant to this Plan, and, in this event, nothing contained in this Plan will (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or (b) prejudice in any manner the rights of the Debtors.

ARTICLE XVII
RETENTION OF JURISDICTION

     17.01. Jurisdiction

     Until the Cases are closed, the Bankruptcy Court will retain the jurisdiction as is legally permissible under applicable law, including under sections 105(a) and 1142 of the Bankruptcy Code, including that necessary to ensure that the purpose and intent of this Plan are carried out and to hear and determine all Claims and Interests and objections thereto that could have been brought before the entry of the Confirmation Order. The Bankruptcy Court will retain jurisdiction to hear and determine all Claims against and Interests in the Debtors and to enforce all causes of action that may exist on behalf of Debtors, over which the Bankruptcy Court otherwise has jurisdiction. Nothing contained in this Plan will prevent Reorganized Minorplanet from taking any action as may be necessary in the enforcement of any cause of action that may exist on behalf of the Debtors and that may not have been enforced or prosecuted by the Debtors.

     17.02. Examination of Claims and Interests

     Following the Confirmation Date, the Bankruptcy Court will retain jurisdiction to decide disputes concerning the classification and allowance of any Claim or Interest and the re-examination of Claims or Interests that have been allowed for the purposes of voting, and the determination of any objections as may be filed to Claims or Interests. The failure by the Debtors to object to, or to examine, any Claim or Interest for the purposes of voting will not be deemed a waiver of their right or the right of Reorganized Minorplanet to object to, or to re-examine, the Claim or Interest in whole or in part.

     17.03. Determination of Disputes

     The Bankruptcy Court will retain jurisdiction after the Confirmation Date to determine all questions and disputes regarding title to the assets of the Estates, disputes concerning the allowance of Claims and Interests, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to any pending action, as of the Confirmation Date, for the Debtors or Reorganized Minorplanet to recover assets pursuant to the provisions of the Bankruptcy Code.

     17.04. Additional Purposes

     The Bankruptcy Court will retain jurisdiction for the following additional purposes after the Effective Date:

     (a) to hear and determine any modification of the Plan pursuant to section 1127 of the Bankruptcy Code, to cure any defect or omission or reconcile any inconsistency in the Plan, the

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 28 of 35

Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary or appropriate to carry out the purposes and effects thereof;

     (b) to assure the performance by Reorganized Minorplanet of its obligations to make Distributions under the Plan and with respect to the New Common Stock to be issued;

     (c) to issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to execute, interpret, implement, consummate, or enforce the terms and conditions of the Plan and the transactions contemplated thereunder, the Plan Documents, the Confirmation Order, or any other order of the Bankruptcy Court, or to maintain the integrity of the Plan following confirmation;

     (d) to hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation, or enforcement of the Plan, the Plan Documents, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument or other document governing or relating to any of the foregoing;

     (e) to construe and apply any findings of fact and/or conclusions of law made in the Confirmation Order;

     (f) to adjudicate matters arising in the Cases, including matters relating to the formulation and consummation of this Plan;

     (g) to enter any orders, including injunctions, as are necessary to enforce the title, rights, and powers of Reorganized Minorplanet and to impose any limitations, restrictions, terms and conditions on the title, rights, and powers as the Bankruptcy Court may deem necessary;

     (h) to hear and determine any dispute involving or affecting the validity and enforceability of the discharges, releases, injunctions, and exculpatory relief referred to in Article 10 of the Plan;

     (i) to enter a final decree closing the Cases;

     (j) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

     (k) to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

     (l) to hear and allow applications for fees and expenses pursuant to sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

     (m) to decide issues concerning federal tax reporting and withholding that arise in connection with the confirmation or consummation of the Plan;

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 29 of 35

     (n) to decide issues concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

     (o) to decide issues concerning all disputes involving the existence, nature or scope of the Debtors’ discharge;

     (p) to adjudicate any issues concerning assumption or rejection of Contracts, including any disputes concerning Rejection Damage Claims or Cure Claims;

     (q) to hear and determine any and all objections to any Claims, including Administrative Claims, or Interests, including the allowance, classification, priority, secured status, compromise, estimation, or payment thereof;

     (r) to hear and determine any litigation or causes of action belonging to the Debtors; and

     (s) to hear and to determine any other matter related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

ARTICLE XVIII
GENERAL NOTICES AND DEFAULT UNDER THIS PLAN

     18.01. General Notices

     All notices required to be given in connection with this Plan should be delivered by United States certified mail, postage prepaid, return receipt requested addressed to each Debtor to receive the notice, and to Reorganized Minorplanet, at the following address:

J. Raymond Bilbao
Senior Vice President, General Counsel & Secretary
Minorplanet Systems USA, Inc.
1155 Kas Drive, Suite 100
Richardson, TX 75081

     and to counsel for the Debtors at the following address:

Patrick J. Neligan, Jr.
Neligan Tarpley Andrews & Foley LLP
1700 Pacific Avenue, Suite 2600
Dallas, TX 75201

     and to counsel for the Creditors’ Committee at the following address:

Jack R. Bird
Bergman & Bird LLP
4514 Travis Street

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 30 of 35

Suite 300
Dallas, TX 75205

     and to the United States Trustee at the following address:

William Parkinson
Office of the United States Trustee
1100 Commerce Street
9th Floor
Dallas, TX 75242

     18.02. Asserting and Curing Default Under the Plan

     If the Debtors or Reorganized Minorplanet default under the provisions of the Plan (as opposed to default under the documentation executed in implementing the terms of the Plan, which documents may provide independent bases for relief concerning the assertion and cure of defaults), any creditor or party in interest desiring to assert a default will provide the Debtors and Reorganized Minorplanet with written notice of the alleged default. The Debtors or Reorganized Minorplanet will have thirty (30) days from receipt of written notice to cure the alleged default. If the default is not cured, any creditor or party in interest may then file with the Bankruptcy Court and serve on counsel for the Debtors, Reorganized Minorplanet, and the Creditors’ Committee a motion to compel compliance with the applicable provision of this Plan. The Bankruptcy Court, on finding a material default, will issue orders compelling compliance with the pertinent provisions of the Plan.

     18.03. Termination of Creditors’ Committee’s Duties

     The duties of the Creditors’ Committee will terminate on the Effective Date except with respect to any appeal of an order in the Cases, the preparation and prosecution of fee applications, and any matters related to any proposed post-confirmation modification of this Plan.

     18.04. Compliance with Tax Requirements

     In connection with this Plan, the Debtors will comply with any withholding and reporting requirements imposed by federal, state, and local taxing authorities, and Distributions will be subject to the withholding and reporting requirements.

     18.05. Modification or Revocation of this Plan

     The Debtors reserve the right to modify the Plan either before or after Confirmation to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, including but not limited to modifications necessary to negotiate the resolution of an objection to Confirmation of this Plan. The Debtors may withdraw the Plan at any time before the Confirmation Date, or thereafter prior to the Effective Date. This Plan may be amended by the Debtors before or after the Effective Date as provided in section 1127 of the Bankruptcy

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 31 of 35

Code. Notwithstanding the foregoing, the Debtors shall not make any modification which is contrary to or inconsistent with the terms of the Stipulation.

     18.06. Revocation of this Plan

     The Debtors reserve the right to revoke and withdraw this Plan at any time before the Confirmation Date.

     18.07. Effect of Withdrawal or Revocation

     If the Debtors revoke or withdraw this Plan before the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan will be null and void. In such event, nothing contained in this Plan will be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person, or to prejudice in any manner the rights of Debtors or any Person in any further proceedings involving Debtors.

     18.08. Due Authorization

     Each and every Holder of an Allowed Claim or Allowed Class 5 Interest who elects to participate in the Distributions provided for in this Plan warrants that it is authorized to accept in consideration of such Claim or Interest the Distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under this Plan.

     18.09. Implementation

     The Debtors and Reorganized Minorplanet will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan.

     18.10. Ratification

     The Confirmation Order will ratify all transactions effected by the Debtors during the pendency of the Cases.

     18.11. Term of Injunctions or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), will remain in full force and effect until the Effective Date.

     18.12. Integration Clause

     This Plan is a complete, whole, and integrated statement of the binding agreement between the Debtors, their creditors, their Interest Holders and other parties in interest upon the matters herein. Parol evidence shall not be admissible in an action regarding this Plan or any of its provisions.

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 32 of 35

     18.13. Interpretation

     Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of or exhibit to the Plan, as the same may be amended, waived, or modified from time to time. The headings of the articles, paragraphs and sections of the Plan and table of contents in the Plan are inserted for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan or its interpretation.

     18.14. Severability of Plan Provisions

     If any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable before the Confirmation Date, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret the term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and the term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by the holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     18.15. Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of (i) the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters and any causes of action arising under state law with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereto.

DATED: June 28, 2004

Minorplanet Systems USA, Inc.
Caren (292) Limited
Minorplanet Systems USA Limited

By:	/s/ Dennis R. Casey

Dennis R. Casey
President and Chief
Executive Officer
1155 Kas Drive, Suite 100
Richardson, TX 75081

NELIGAN TARPLEY ANDREWS &
FOLEY LLP

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 33 of 35

By:	/s/ Patrick J. Neligan

Patrick J. Neligan
State Bar No. 14866000
David Ellerbe
State Bar No. 06530600
dellerbe@neliganlaw.com
Omar J. Alaniz
State Bar No. 24040402
1700 Pacific Avenue, Suite 2600
Dallas, Texas 75201

Debtors’ Third Amended Joint Plan of Reorganization, as Modified	Page 34 of 35

EXHIBIT B
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
TO BE ASSUMED

	NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT	DESCRIPTION OF CONTRACT OR LEASE	CURE AMOUNT
	All VMI product and service agreements with customers are being assumed except those customer agreements listed on Exhibit B, which are being rejected. There are no cure amounts owed under any customer agreements being assumed, other than the agreement with M&M Towing, 8767 Amigo Avenue, Northridge, CA 91324, which has a cure amount of $1,000.00.
1	ADP, 2735 Stemmons Freeway, Dallas, Texas 75207	No Contract can be located	$3,610.39
2	Advanced Digital Information Corporation, 11431 Willows Road NE, P.O. Box 97057, Redmond, VA 98073-9757	Scalar Backup Tape Drive Maintenance Agreement	0.00
3	Advantage Cellular, P.O. Box 457 Alexandria, TN 37012	Cellular Service Agreement (Purchase Services)	41.82
4	Aeris Communications, Inc., 1245 S, Winchester Blvd, San Jose, CA, 95128	Settlement and Patent Cross License Agreement	0.00
5	Aether Systems, Inc., 11460 Cronridge Drive, Owings Mills, Maryland 21117 *	Transition Services Agreement (Provide Services)	262,691.74
6	Akibia, 4 Technology Drive, Westboro MA, 01581	Maintenance Agreement (Hardware & Software)	3,338.88
7	ALLTEL Mobile Communications, Inc., One Allied Drive, Bldg #4 5th Floor Little Rock, AR 72202	Cellular Service Agreement (Purchase Services)	3,260.10
8	AMDOCS Stamford, Inc., 9 West Broad Street, Stamford, Connecticut, 06905	License and Services Agreement	0.00
9	American Express, Corporate Services, P.O. Box 53736, Phoenix, AZ 85072	Corporate Card Program Agreement	0.00
10	Ameritech Credit Corporation, d/b/a SBC Capital Services, 2000 W. Ameritech Center Drive, Hoffman Estates, Illinois, 60196	Master Lease Agreement 001-2989400, Equipment leases	8,950.59
11	Aramark Corporation, 2120 Hutton, Suite 100, Carrollton, TX 75006	Vending Machines	287.42
12	Arch Wireless, 6330 Commerce Drive, Suite 150, Irving, TX 75063	Pagers	219.98
13	AT&T Corp., 55 Corporate Drive, Bridgewater, New Jersey, 08807	AT&T Master Agreement, MA Reference No. DCMT333551 (Frame Relay)	5,368.65
14	AT&T Corp, Attention: Mark E. Manly, Vice President-Law, Room 3261A3, 295 North Maple Avenue, Basking Ridge, NJ, 07920	Confidential Settlement and Patent License Agreement	0.00
15	AT&T Corp., 55 Corporate Drive, Bridgewater, New Jersey, 08807	Patent License Agreement	0.00
16	AT&T Wireless, P O Box 8220 Aurora, IL 60572-8220	Internal Wireless Phone Usage	8,859.15
17	AT&T Wireless, P O Box 97061 Redmund, WA 98073	Cellular Service Agreement (Purchase Services)	0.00
18	Avaya, 8740 Lucent Blvd, 3rd Floor, Highlands Ranch, CO, 80129	Maintenance Agreement (Hardware & Software) for PBX, Voice Mail and call management system	9,175.51
19	Blanca Telephone Company, 129 Santa Fe Alamosa, CO 81101	Cellular Service Agreement (Purchase Services)	0.00
20	Blue Cross Blue Shield, P.O. Box 655488, Dallas, Texas, 75265-5488	Medical Insurance Plan PPO, Managed Health Care, Traditional	0.00
		Out-of-Area, Prescription Drug Program
21	Brazos Cellular Communications, 104 N Ave E. Olney, TX 76374	Cellular Service Agreement (Purchase Services)	0.00
22	C.C. Communications, P.O. Box 1390 Fallen, NV 89406	Cellular Service Agreement (Purchase Services)	0.00
23	C1 of SW Florida, 2100 Electronics Lane Ft. Meyers, FL 33912	Cellular Service Agreement (Purchase Services)	0.00
24	Cal-North Cellular, P.O. Box 627 Fort Jones, CA 96032	Cellular Service Agreement (Purchase Services)	0.00
25	Cardinal Collins Tech Center, Inc., c/o Kennedy Associates Real Estate Counsel, Inc, 1215 4th Avenue, 2400 Financial Center, Seattle, Washington, 98161, ATTN: Vice President of Asset Management	Lease Agreement for non-residential real property (Corporate Headquarters, Richardson, Texas) - as modified	3,213.90
26	Carolina West, PO Box 959 Wilkesboro, NC 28697	Cellular Service Agreement (Purchase Services)	0.00
27	Cellcom, PO Box 5370 De Pere, WI 54115	Cellular Service Agreement (Purchase Services)	0.00
28	Cellemetry LLC/Numerex, 1600 Parkwood Circle SE, Suite 200, Atlanta, GA, 30339	Patent Cross License Agreement	0.00
29	Cellular One of Amarillo, 7203 I-40 West, Suite M Amarillo, TX 79106	Cellular Service Agreement (Purchase Services)	0.00
30	Cellular South (Telepak), PO Box 159 Meadville, MS 39653	Cellular Service Agreement (Purchase Services)	66.24

EXHIBIT B
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
TO BE ASSUMED

	NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT	DESCRIPTION OF CONTRACT OR LEASE	CURE AMOUNT
31	Centennial Cellular, 6302 Constitution Drive Ft. Wayne, IN 46804	Cellular Service Agreement (Purchase Services)	410.85
32	ChubbGroup of Insurance Companies, 2001 Bryan Street, Suite 3400, Dallas, Texas, 75201-3068	Property Casualty Insurance	38,424.00
33	CI NE Arizona, 1500 S. White Mountain Rd.#103 Show Low, AZ 85901	Cellular Service Agreement (Purchase Services)	0.00
34	Cingular Wireless, 5565 Glenridge Connector, Atlanta, Georgia, 30342	Administrative Carrier Agreement (Purchase Services)	481,806.21
35	Cingular Wireless, 5565 Glenridge Connector, Atlanta, Georgia, 30342	General Purchase Agreement	0.00
36	Cingular Wireless, 5565 Glenridge Connector, Atlanta, Georgia, 30342	Agency Agreement	0.00
37	Cingular Wireless/SBMS, 5565 Glen Ridge Connector, Suite 1616 Atlanta, GA 30342	Cellular Service Agreement (Purchase Services)	6,044.31
38	Cingular Wireless/Ameritech, 5565 Glen Ridge Connector, Suite 1616 Atlanta, GA 30342	Cellular Service Agreement (Purchase Services)	855.54
39	Cingular Wireless/Bell South, 5565 Glen Ridge Connector, Suite 1616 Atlanta, GA 30342	Cellular Service Agreement (Purchase Services)	5,554.74
40	Cingular Wireless/Houston, 5565 Glen Ridge Connector, Suite 1616 Atlanta, GA 30342	Cellular Service Agreement (Purchase Services)	448.92
41	Cingular Wireless/SNET, 5565 Glen Ridge Connector, Suite 1616 Atlanta, GA 30342	Cellular Service Agreement (Purchase Services)	164.31
42	Cisco Systems Capital, 170 W. Tasman Drive, MS SJ13-3, San Jose, California 95134-1706	Master Lease No. 3589, Equipment Leases (Schedules 001-000 and 002-000). LAN/WAN equipment and maintenance agreement.	7,260.20
43	Citizens Mohave Cellular, 3707 Stockton Hill Road Kingman, AZ 86402	Cellular Service Agreement (Purchase Services)	0.00
44	CMS of St. Cloud, 222 West Oglethorpe Avenue Savannah, GA 31401	Cellular Service Agreement (Purchase Services)	0.00
45	CompLink LP, 500 N. Akard, Suite 2250, Dallas, Texas, 75201	Administer benefits (COBRA and HIPPA Notices)	0.00
46	Computer Associates International Inc., Dept. 0730, P.O. Box 120001, Dallas, Texas, 75312-0730	Backup Systems Software Maintenance	473.86
47	Computer Atlanta, Inc. 8196 Industrial Place, Alpharetta, Georgia, 30201	Master Lease Agreement No. 1332 dated April 29, 1997 & Lease	23,074.90
		Schedules - as modified
48	Corporate Express, 2230 Avenue J, Arlington, TX 76006	Office Supplies & Equipment	656.52
49	Corr Comm, 600 Third Avenue East Oneonta, AL 35121	Cellular Service Agreement (Purchase Services)	0.00
50	Criticom International Corporation, 1301 E. 79th Street, Minneapolis, Minnesota 55425-1119	Monitoring Services Agreement (Purchase Services)	32,184.23
51	Crum & Foster, International Business Park, 6404 International Parkway, Suites 1000 & 2400 Plano, TX 75093	Primary D&O Insurance	0.00
52	Custom Coffee Plan, 722 Avenue H. East, Arlington, TX 76011	Beverage Supplies	319.69
53	D & B Auto Radio, Inc., 735 Kimberly Drive, Carol Stream, IL 60188	Services (SBC Contract)	15,051.51
54	Digital Cellular of Texas, PO Box 53118 Lubbock, TX 79453	Cellular Service Agreement (Purchase Services)	0.00
55	Dobson Cellular Systems, Inc., 14201 Wireless Way Oklahoma City, OK 73134	Cellular Service Agreement (Purchase Services)	859.41
56	DSI Technology Escrow Services, 9625 Sky Park Court, Suite 202, San Diego, California, 62123	Master Preferred Escrow Agreement (Epicor Software Escrow	0.00
		(Purchase Services)
57	Employment Agreement with J. Raymond Bilbao, 1155 Kas Drive, Suite 100, Richardson, Texas, 75081	Services -- as modified per agreement with Committee	0.00
58	Employment Agreement with W. Michael Smith, 1155 Kas Drive, Suite 100, Richardson, Texas, 75081	Services -- as modified per agreement with Committee	0.00
59	Enid Cellular/Pioneer, PO Box 539 Kingfisher, OK 73750	Cellular Service Agreement (Purchase Services)	0.00
60	Epicor Software Corporation, 195 Technology Drive, Irvine, California, 92618-2402	License Agreement & Maintenance Agreement	0.00
61	Erin Mills Investment Corporation, 7501 Keele St., Suite 500,Concord, ONTARIO L4K 1Y2	Stock Repurchase Option Agreement	0.00
62	Farmers Cellular Telephone, 450 Main St. East Rainsville, AL 35986	Cellular Service Agreement (Purchase Services)	0.00
63	Federal Express, 2005 Corporate Plaza, Second Floor, Memphis, TN 38132	Delivery Service	1,596.94
64	First Cellular of Southern Illinois, 417 S. 42nd Street Mount Vernon, IL 62864	Cellular Service Agreement (Purchase Services)	0.00
65	Five Star Wireless, 955 Water Street Kerrville, TX 78028	Cellular Service Agreement (Purchase Services)	0.00
66	Golden State Cellular, 17400 High School Road Jamestown, CA 95327	Cellular Service Agreement (Purchase Services)	0.00
67	Greenwich Insurance Company, Executive Offices, 70 Seaview Avenue, Stamford, CT 06902	Excess D&O Insurance Policy	0.00

EXHIBIT B
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
TO BE ASSUMED

	NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT	DESCRIPTION OF CONTRACT OR LEASE	CURE AMOUNT
68	Highline Capital, 2930 Center Green South, Suite 200, Boulder, Colorado, 80301	Master Lease Agreement 160256, Equipment Lease	58.43
69	HM5000 System Customers	Service Agreements (Providers of Enhanced Telecommunications	0.00
		Services)
70	IEX/Tekelec, 2425 North Central Expressway, Richardson, TX, 75080	Product Development Agreement	0.00
71	Illinois Valley Cellular, 455 Main Street Marseilles, IL 61341	Cellular Service Agreement (Purchase Services)	0.00
72	Inland Cellular, 103 South Second Roslyn, WA 98941	Cellular Service Agreement (Purchase Services)	0.45
73	Interface EAP, 7670 Woodway, Suite 350, Houston, Texas, 77063	Contract for Employee Assistance Program (Purchase Services)	0.00
74	Invision International LLC, 12878 Highway 155 South, Tyler, Texas, 75703	Independent Sales Agent Agreement (Provide products and services)	0.00
75	IOS Capital, an IKON Office Solutions Company, P.O. Box 9115, Macon, Georgia, 31208-9115	Copier Lease - as modified	13,117.92
76	iTech Consulting, 2995 LBJ Freeway, Suite 227, Dallas, TX 75234	Consulting Services Agreement	392.00
77	Kaplan Communications, 118 N. Irving Avenue Kaplan, LA 70548	Cellular Service Agreement (Purchase Services)	0.00
78	Kentucky Cellular, P.O. Box 405 Prestonburg, KY 41653	Cellular Service Agreement (Purchase Services)	0.00
79	Leaco Rural Telephone Cooperative Inc., 1500 N. Love Lovington, NM 88260	Cellular Service Agreement (Purchase Services)	0.00
80	Lease Corporation of America, 3150 Livernois Road, Suite 300, Troy, Michigan, 48083	Third Party Commercial Leasing Program for VMI Customers	1,908.57
81	Liberty Insurance Underwriters, c/o Peter Q. Scott, Crump E & S of San Francisco Insurance Services, Inc., 160 Spear St., Suite,1600 San Francisco, CA 94105	Umbrella Insurance Policy	0.00
82	Lucent Technologies GRL Corporation, Contract Manager, Intellectual Property Organization, 2400 SW 145th Avenue, Monarch Lakes Office Park, Miramar, FL 33027	Patent License Agreement	0.00
83	MCI WorldCom, 205 N. Michigan Avenue, Suite 2600, Chicago, Illinois, 60601 Attn: Legal Director	Special Customer Arrangment, as amended (Fifth Amendment) DSL, Long Distance, Frame Relay circuits	116,347.95
84	Mellon Investor Services, LLC, 44 Wall St., 7th Floor, New York, NY 10005	Stock Transfer Agent Agreement	15,090.50
85	Mid-Missouri Cellular, 215 Roe Street Pilot Grove, MO 65276	Cellular Service Agreement (Purchase Services)	0.00
86	Mid-Tex Cellular, L.P., PO Box 349 DeLeon, TX 76444	Cellular Service Agreement (Purchase Services)	0.00
87	MidWest Wireless, 2000 Technology Drive Mankato, MN 56002-4069	Cellular Service Agreement (Purchase Services)	84.09
88	Minorplanet Limited, Greenwhich House, Sheepscar, Leeds LS7 2AA	Exclusive License and Distribution Agreement, et al. - as modified	0.00
89	Minorplanet Systems USA, Inc. 401(K) Plan, 1155 Kas Drive, Suite 100, Richardson, Texas, 75081	401(K) Plan Document. Adoption Agreement #005, Nonstandardized 401(k) Profit Sharing Plan	0.00
90	MobileTel, Inc., 115 W. 10th Blvd. Larose, LA 70373	Cellular Service Agreement (Purchase Services)	0.00
91	MTI, 5700 Granite Parkway, Suite 370, Plano, Texas, 75024	Hardware & Annual Maintenance Agreement	0.00
92	Network Associates, Inc. d/b/a NAI Financial Services-Telesales Group, 1023 W. Eighth Street, Cincinnati, Ohio, 45203	e500 Virus/Spam Protection hardware	0.00
93	Network Associates, Inc., 3965 Freedom Circle, Santa Clara, CA, 95054-0963	McAfee Virus Software & Maintenance Agreement	0.00
94	Nextel, P.O. Box 4181 Carol Stream, IL 60197-4181	Cellular Service Agreement (Purchase Services)	3,197.71
95	Non Contract Carriers -- (Wireless Ops), 1155 Kas Drive Ste. 100 Richardson, TX 75081	Cellular Service Agreement (Purchase Services)	0.00
96	NW Missouri Cellular, 1114A South Main Maryville, MO 64468	Cellular Service Agreement (Purchase Services)	0.00
97	Panhandle Telecommunications Systems,Inc, P.O. Box 1188 Guymon, OK 73942	Cellular Service Agreement (Purchase Services)	32.19
98	Peoples Cellular, PO Box 1206 Quitman, TX 75783	Cellular Service Agreement (Purchase Services)	0.00
99	Perry Johnson Registrars, Inc., 26555 Evergreen Road, Suite 1340, Southfield, Michigan, 48076	Agreement for Registration of Supplier Quality Management Systems (ISO9001)	2,458.52
100	Pine Belt Cellular, 3984 County Rd. 32 Arlington, AL 36722	Cellular Service Agreement (Purchase Services)	0.00
101	Pitney Bowes, 1632 Walnut Hill Lane, Irving, TX 75038	Postage machine	2,182.10

EXHIBIT B
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
TO BE ASSUMED

	NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT	DESCRIPTION OF CONTRACT OR LEASE	CURE AMOUNT
102	Plateau Cellular Network, Inc., PO Box 579 Clovis, NM 88102-0579	Cellular Service Agreement (Purchase Services)	109.08
103	Preferred Computer Systems, 212 W. Spring Valley Road, Richardson, Texas, 75081	Telephone Support (Virus Scan)	5,915.84
104	PSCI/Public Service Cellular, Inc., PO Box 669 Reynolds, GA 31076	Cellular Service Agreement (Purchase Services)	0.00
105	Quasitum, Inc., 5240 Tennyson Parkway, Suite 201, Plano, Texas, 75024	Consulting Agreement	5,168.00
106	Ramcell Incorporated, 1527 S. Main London, KY 40741	Cellular Service Agreement (Purchase Services)	0.00
107	RCC Holdings, P.O. Box 2000 Alexandria, MN 56308	Cellular Service Agreement (Purchase Services)	0.00
108	RedHat, Inc., P.O. Box 951701, Dallas, Texas, 75395-1701	Linux Advanced Server Software License Agreement	0.00
109	Rogers Cantel, Inc., One Mount Plesant Rd., 8th Floor Toronto, Ontario M4Y2Y5	Cellular Service Agreement (Purchase Services)	438.15
110	S3 Systems LLC, 15851 Dallas Parkway, Suite 600, Addison, Texas, 75001	Independent Sales Agent Agreement (Provide products and services)	0.00
111	SafeHealth Life Insurance Company, 5495 Beltline Road, Suite 155, Dallas, Texas, 75254	Safeguard Dental Indemnity Plan	0.00
112	Sagebrush Cellular, PO Box 352 Glasgow, MT 59230	Cellular Service Agreement (Purchase Services)	0.00
113	SBC Datacomm, 401 E. Corporate Drive, #244, Lewisville, Texas, 75057	Sniffer Pro Portable Analysis Suite	0.00
114	SBC Global Services, Inc., , on behalf of Southwestern Bell Communications Services, Inc., d/b/a SBC Long Distance, One SBC Plaza, Dallas, Texas 75202 and SBC Services, Inc., on behalf of SBC AMERITECH, SBC PACIFIC BELL, SBC SOUTHERN NEW ENGLAND TELEPHONE, and SBC SOUTHWESTERN BELL TELEPHONE, L.P., 1010 Pine, Room 1-E-102, St. Louis, Missouri, 63101, Attention: Sr. Contract Manager	Long Distance Services ICB Agreement (Purchase Services) and Agreement No. 980427-03, as amended (Providers of products and services)	379,987.85
115	Seibel Systems, Inc., 1855 South Grant Street, San Mateo, CA, 94402	Software License and Service Agreement	0.00
116	Shenandoah Cellular, 1921 S. Loudoun St. Winchester, VA 22601	Cellular Service Agreement (Purchase Services)	0.33
117	Smith Alarm Services, 7777 Carpenter Freeway # 219, Dallas, TX 75247	Burglar Alarm Permit	0.00
118	Spectera, Inc., Attention L Becca Harrelson, 1225 North Loop West, Suite 900, Houston, Texas, 77008	Spectera Vision Health Insurance	0.00
119	Sprint Communications Company L.P., Attention: Law Department, Marketing & Sales (Business), KSOPHT0101-Z2525, 6391 Sprint Parkway, Overland Park, Kansas, 66251-2525	Custom Service Agreement (Domestic IP Dedicated Services, Domestic Sprint Enhanced Frame Relay and Domestic Sprint IP Dial Services)(Frame Relay & Internet)	34,645.91
120	Star Cellular, P.O. Box 48 Bar Mills, ME 04004	Cellular Service Agreement (Purchase Services)	0.00
121	Texas Cellular, PO Box 337 Merkel, TX 79536	Cellular Service Agreement (Purchase Services)	0.00
122	The Canada Life Assurance Company, 6201 Powers Ferry Road, N.W., Atlanta, Georgia 30339	Life Insurance/Short & Long Term Disability Insurance for	0.00
		employees & dependents
123	The Harding Group, 2012 East Randol Mill, Suite 216, Arlington, Texas, 76011	Novell Software License & Maintenance Agreement	0.00
124	The Hire Group, 12770 Coit Road, Suite 400, Dallas, TX 75251	Consulting Services Agreement	0.00
125	T-Mobile USA, Inc. d/b/a T-Mobile (f/k/a Voice Stream Wireless Corporation), 12920 S.E. 38th Street, Bellevue, Washington, 98006	National Premier Dealer Agreement (Agent)	226,255.75
126	Travis Wolff, Advisors & Accountants, 5580 LBJ Freeway, Suite 400, Dallas, Texas, 75240-6265	401K Plan administration	40.00
127	Triton Cellular, P.O. Box 3240 Glen Allen, VA 23058	Cellular Service Agreement (Purchase Services)	0.00
128	TSI Telecommunications Services Incorporated f/k/a GTE Telecommunications Services Incorporated, 201 North Franklin Street, Suite 700, Tampa, Florida 33602	Fleet-on-Track Services Agreement (Purchase Services)	290,450.30
129	TSI Telecommunications Services Incorporated f/k/a GTE Telecommunications Services Incorporated, 201 North Franklin Street, Suite 700, Tampa, Florida 33602	Information and Network Products and Services Agreement	0.00
130	TSI Telecommunications Services Incorporated f/k/a GTE Telecommunications Services Incorporated, 201 North Franklin Street, Suite 700, Tampa, Florida 33602	Addendum to Information and Network Products and Services Agreement (Visibility Services Purchased)	0.00

EXHIBIT B
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
TO BE ASSUMED

	NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT	DESCRIPTION OF CONTRACT OR LEASE	CURE AMOUNT
131	Union Cellular, PO Box 160 Mountain View, WY 82939	Cellular Service Agreement (Purchase Services)	0.00
132	United States Cellular Corporation, 8410 West Bryn Mawr Ave. Chicago, IL 60631-3486	Cellular Service Agreement (Purchase Services)	3,119.52
133	United States Fire Insurance Company, Crom & Forster Insurance Claims Department, 305 Madison Avenue, Morristown, NJ 07962	D&O Liability Insurance Policy	0.00
134	US Unwired, P.O. Box 3104 Lake Charles, LA 70120	Cellular Service Agreement (Purchase Services)	0.00
135	Valley Telecom, 752 E. Malley Willcox, AZ 85643	Cellular Service Agreement (Purchase Services)	0.00
136	Verisign, 487 East Middlefield Road, Mountain View, CA 94043-1338	Secure Site Pro Certificate	0.00
137	Verizon Wireless, 180 Washington Valley Road Bedminister, NJ 7921	Cellular Service Agreement (Purchase Services)	2,263.08
138	Virginia Cellular, 121 S. Augusta Street Staunton, VA 24401	Cellular Service Agreement (Purchase Services)	0.00
139	Voice Stream Wireless Corporation, 12920 S.E. 38th Street, Bellevue, Washington 98006	Service Agreements (Purchase GSM services)	0.00
140	West Central Cellular, 3389 Knickerbocker Road San Angelo, TX 76904	Cellular Service Agreement (Purchase Services)	0.00
141	Western Wireless Corporation, 3650 131st Ave. SE, Suite 400 Bellevue, WA 98006	Cellular Service Agreement (Purchase Services)	802.86
142	Westex Cellular, PO Box 280 Stanton, TX 79782	Cellular Service Agreement (Purchase Services)	0.00
143	Westfire, 10725 Plano Road, Suite 300, Dallas, TX 75238	Alarm Monitoring	1,686.00
144	XIT Cellular, PO Box 1391 Dalhart, TX 79022	Cellular Service Agreement (Purchase Services)	0.00
145	XL Specialty Insurance Company, One Constitution Plaza, 16th floor, Hartford, CT 06103	Excess D&O Insurance Policy	0.00
146	Yorkville Telephone, 4 Newburn Highway Yorkville, TN 38389	Cellular Service Agreement (Purchase Services)	0.00

	* Cure amount for Aether Systems, Inc. is contingent on obtaining refund of airtime charges from Cingular Wireless.		$2,030,023.61

EXHIBIT C

CUSTOMER CONTRACTS
TO BE REJECTED

NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT
NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT
1	A Better Plumbing Service, 1216 Green Street, Conyers, GA 30012
2	Able Machinery Movers, 600 Westport Pkwy, Grapevine, TX 76051
3	Advanced Concrete Cutting, PO Box 6319, Norman, OK 73070
4	Air Source Heating & Air LLC, P.O. Box 71665, Newman, GA 30271
5	Albany Plumbing Systems, 1633 W Oakridge Drive, Albany, GA 31707
6	Alco Pest Control, 9301 Spring Branch, Houston, TX 77080
7	All My Sons, 1154 Security Rd, Dallas, TX 75247
8	All Professional Carpet, 29324 Marilyn Drive # 200, Canyon Country, CA 91351
9	Alpha & Omega, 14306 Spring Marsh Ctr., Cypress , TX 77429
10	Alpha Waste Express, PO Box 7811, Houston, TX 77270
11	Ameritech Environmental, P.O. Box 670647, Houston, TX 77267
12	Amos Electric Supply Company, P.O. Box 3766, Temple, TX 76505
13	AMPAM Christianson, 8154 Bracken Drive, San Antonio, TX 78266
14	AMPF/Kotono, Inc., 33-02 48th Avenue, Long Island City, NY 11101
15	A-National Limousine Service, 1990 Metropolitan Pkwy, Atlanta, GA 30315
16	AP Global, C/O National Revenue Corp., PO Box 182965
17	Apple Mobile Homes Express, 2501 Bowers, Seagoville, TX 75159
18	Apple Services Inc, P.O. Box 112789, Carrollton, TX 75011
19	Applied Finish Systems, 11603 Brittmore Park Dr, Houston, TX 77041
20	Arvesen Enterprise, Inc. (formerly: H. E. Metal Works), 165 Poag Crossing, Hiram, GA 30141
21	Augusta Net, 1439 Green St., Augusta, GA 30901
22	AVI, Inc., 1115 Alpha Drive, Alpharetta, GA 30004
23	B & L Delivery, 106 Oxford Rd, Oxford, GA 30054
24	B-Alert, Inc., 12315 Judson Road Ste. 110, San Antonio, TX 78233
25	Bay Area Movers, 1921 County Rd 129, Pearland, TX 77581
26	Bill Bownds Nursery, 10519 FM 1464, Richmond, TX 77469
27	Bill Madden dba Black Box Network Services, 2707 Main St, Duluth, GA 30096
28	Billings Enterprises, 11250 Glenn Lane, Scurry, TX 75158
29	Blankenship Mechanical, Inc., 20 Brownwood Avenue, Asheville, NC 28806
30	Boad Inc. dba Charlotte Waterproofing, 144 Beagle Lane, Charlotte, NC 28216
31	BP Security & Investigation, 2600 S Loop W #210, Houston, TX 77054
32	Bradford Sheet Metal, 42540 6th Street A, Lancaster, CA, 93535
33	BSE Construction, PO Drawer 1329, Terrell, TX 75160
34	C&H Drywall, P. O. Box 3262, Galveston, TX 77554
35	C&M Restroom, 110 Martindale Dr,, Simpsonville, SC 29681
36	C. Green Scaping, 8917 Cardinal Lane, North Richland Hills, TX 76180
37	Cactus Concrete, Inc., 8700 Granada Hills Dr, Austin, TX 78737
38	Cardona Foods, Inc., 850 Meachum Blvd., Ft. Worth, TX 76106
39	Carolina Commercial Roofing, 522 N Broad Street, Mooresville, NC 28115
40	Carol's Lighting and Fan Shop, 9769 FM 1960 Bypass Rd W, Humble, TX 77338
41	CDS Drywall, Inc., 5078 Bristol Industrial Way, STE #200
42	Central Mechanical Service, P.O. Box 3004, Spring, TX 77383
43	Cermin Plumbing, Co., Inc., P.O. Box 528, Waller, TX 77484
44	Chapman Full Service Maintenance, 242 Stage Coach Road, Killeen, TX 76542
45	Chapman Full Service, P. O. Box 10639, Killeen, TX 76547
46	Charley's Concrete Co., Ltd., 707 Katy Rd., Keller, TX 76248
47	Charlotte Waterproofing Company, 1166 Beagle Lane, Charlotte, NC 28216
48	City of Denton Electric Operations, 215 E McKinney Street, Denton, TX 76201
49	CMS Auto Glass, PO Box 427, Bay City, TX 77414
50	Coffee Landscape Services, Inc., 4353 Selkirk Drive, Ft. Worth, TX 76109
51	Cogburn, Bryon dba Cogburn Svc, 1121 Dallas Dr. Ste. 4, Denton, TX 76205
52	Concrete Products, Inc., 11710 Chapel Rd, Hewitt, TX 76643
53	Conroe Air Conditioning Inc., 12577 Hwy 105 West, Conroe, TX 77304
54	Corbins Bailed Pine Straw, 122 Mill Road, McDonough, GA 30253
55	Custom Sprayes Liners Inc, 6309-C Styline Drive, Houston, TX 77057
56	Dawson Plumbing Co., 11584 Rose Rd Conroe, TX 77303
57	Desert Coastal Transport, 10686 Banana Ave, Fontana, CA 92337
58	E Man Trucking, 450 Brennan Rd, Columbus, GA 31903

1

EXHIBIT C

CUSTOMER CONTRACTS
TO BE REJECTED

NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT
59	E.A. Roberts, P. O. Box 422, Port Neches, TX, 77651
60	East Texas Petroleum Co., Inc., 2329 N. Treadaway, Abilene, TX 79601
61	Elgin Williamson Enterprises Inc, 306 Pendleton St, Greenville, SC 29601
62	Engineered Systems for MFG. Inc., 4011 Florida Ave., Atlanta, GA 30360
63	Enviro Link Inc., 1410 Blalock #352, Houston, TX 77055
64	Essential Heating & Air, 539 Mundy Mills Rd., Jonesboro, GA 30238
65	Event Services, Inc., 2525 W Mockingbird, Dallas, TX 75235
66	Fain Services Inc., 10823 Indian Trail, Ste. 103, Dallas, TX 75229
67	Fieldstone Center Inc., PO Box 173, Conyers, GA 30012
68	First Care Transport, 4611 Mooty Bridge Road, LaGrange, GA 30240
69	Five Star Produce, 9220 Research Blvd, Austin, TX 78757
70	Fortner's Electric Motor Sales and Service, Inc., 71 Fortner Circle, Dahlonega, GA 30533
71	Foundation Savers, Inc., 16102 Mariner Way, Crosby, TX 77532
72	Freshko Foodservice, Inc., 1210 3rd St., Lake Charles, LA 70601
73	Gary Pools, 438 Sandau Rd, Bexar, TX 78216
74	Gell Service Inc., PO Box 760877, San Antonio, TX 78245
75	General Metals, 6006 Plainview St, Houston, TX 77087
76	Georgia State Recovery, 3005 Avon Rd., Macon, GA 31216
77	HealthBack Holding LLC, 8265 South Walker, Oklahoma City, OK 73139
78	Hesse-Schniederjan Heating & Air Conditioning, Inc., c/o Thomas L. Claxton, P.O. Box 329, Gainesville, TX 76241
79	Houston Heights Bus, 3517 Navigation, Houston, TX 77003
80	Huntsville Electric Services, 1011 Oster Dr NW, Huntsville, AL 35816
81	HVAC Portable Systems, Inc., PO Box 450168, Houston, TX 77265
82	Hydraulic Truck Repair of Texas, 3302 Sherwood, Lancaster, TX 75134
83	IESI- Haltom City, 4001 Old Denton Rd, Haltom City, TX 76117
84	Image Solutions, 6250 Fourwinds Dr., Bryan , TX 77808
85	J & S Refrigeration, 12603 Executive Dr, Ste 810, Stafford, TX 77477
86	Jake's Lawn Care, 7228 Kingswood Dr, Ft Worth, TX 76133
87	Jasso, Jose, dba Jasso's AC Co, 4311 Willow St., Dallas, TX 75226
88	JRJ Environmental Services, P.O. Box 3520, Victorville, CA 92393
89	JTEI Enterprises, Inc., dba American Elec, Austin, TX 78716
90	Kahok, Will dba All My Sons, 1154 Security Rd., Dallas, TX 75247
91	Kauffman, Jeff dba Jakes' Lawn Care, 7228 Kingswood, Ft. Worth, TX 76133
92	Kelley & Sons Plumbing, PO Box 2293, Harker Heights, TX 76458
93	Ken Cranes Home Entertainment, 4900 W. 147th Street, Hawthorne, CA 90250
94	Killeen Plumbing Co., 2212 Florence Rd, Killeen, TX 76542
95	Krigman Landscape, 3080 A Creek Drive, Duluth GA 30096
96	Ladner Pools, 1517 Dickory Avenue, Harahan, LA 70123
97	Lawnmax Inc., 2375 Wesley Chapel Rd, Ste 3-1309
98	Lawton Cablevision, Inc., 811 D Avenue, Lawton, OK 73501
99	Lock Doc, 110 N. Standard St, Longview, TX 75604
100	Longhorn Freight, 1327 E. Washington #125, Harlingen, TX 78550
101	Loomis International, PO Box 6408, Pasadena, TX 77506
102	Manhole Authority, Inc., 8077 E. Cherokee Dr, Cherokee, GA 30115
103	Marvin Groves Electric Company, 506 7th St., Wichita Falls, TX 76307
104	Marvin Groves, P. O. Box 2305, Wichita Falls, TX 76307
105	Max Bolen Electric, 11265 Goodnight Lane, Dallas, TX 75229
106	McKeever Plumbing LLC, 18503 Becker Rd., Hockley, TX 77447
107	McMaster-Carr Supply Co., P.O. Box 7690, Chicago, IL 60680
108	Med Choice, Inc., 1219 Boston Ave, Nederland, TX 77627
109	Metro Marble, Inc., 1841 Warren Place, Norcross, GA 30093
110	MIO Inc. dba Service Tex, 3742 CR 123 Bldg B Ste 6, Round Rock, TX 78664
111	MMR Plumbing Co, Inc, 524 Bartlett St, Macon, GA 31204
112	Movers, 1039 I 35 Bldg 2 Ste 200, Carrollton, TX 75006
113	Murray Electric, 16935 Old Louetta RD, Houston, TX 77070
114	Nance International, 2915 Milam St, Beaumont, TX 77701
115	National Construction Rentals, 15319 Chatsworth St, Mission Hills, CA 91345
116	Nave/Conner Packaging, 2601 Estes Parkway, Longview, TX 75602
117	Nealco Products, Inc., 2319 W. Meighan Blvd., Gadsden, AL 35904

2

EXHIBIT C

CUSTOMER CONTRACTS
TO BE REJECTED

NAME AND ADDRESS OF PARTIES TO LEASE OR CONTRACT
118	Nice Moves, 1335 Levee St, Dallas, TX 75207
119	Norman Lumber Company, 1200 W. Pear St. Granbury, TX 76048
120	OGL Commercial Services, 605 Sherman St, # 705E, Richardson, TX 75081
121	Onyx Industrial, 180 North Hwy 146, La Porte, TX 77571
122	Pallet Repair Services, Inc., 3730 E. Overton Rd., Dallas, TX 75216
123	Panella Corp, P. O. Box 1692, Denton, TX 76202
124	Particians Installation, 4940 E. Landon Dr., Anaheim, CA, 92807
125	Paul Labute, Inc., 1616 Hi Line Dr. Suit D, Dallas, TX 75207
126	Pest Patrol Inc., PO Box 270777, Corpus Christi, TX 78427
127	Precision Seal and Saw Inc., PO Box 716, Royse City, TX 75189
128	Protect America, 5100 N. I35, Round Rock, TX 78681
129	R&R Towing, Inc., 2650 Marietta Hwy Ste 100, Canton, GA 30114
130	Ramirez & Associates, PO Box 230545, Houston, TX 77023
131	RB&G Inc. dba Rollin Rebel Express, 3832 Hamilton Rd., La Grange, GA 30241
132	Representative Plastic Manufacturers, 3445 Carolina Avenue Suite B, Charlotte, NC 28208
133	Riteway Services, 11710 Warfield St., San Antonio, TX 78216
134	Rockey's Moving & Storage, 2305 S. Ft. Hood St., Killeen, TX 76542
135	Rodman Excavation, P.O. Box 957, Frisco, TX 75034
136	Rossco, Inc, 18516 S Broadway, Gardena, CA 90248
137	Rowan Companies, 2800 Post Oak Blvd, Houston, TX 77056-6127
138	RPM Plastics, 3445 Carolina Ave. Ste. B, Charlotte, NC 28208
139	S & S Electric, Inc., 705 N Greenville Ave, Allen, TX 75002
140	Servpro of Columbus, 140 Gateway Court, Columbus, GA 31909
141	Sommerer Electric, Inc., 1581 Lester Rd. NW, Conyers, GA 30012
142	Sooner Carpet Cleaning, PO Box 188, Norman, OK 73070
143	Southern Pride Plumbing Inc., 1280 Jimmy Campbell Pkwy, Dallas, GA 30132
144	Super Source Atlanta, Inc., 4040 Royal Dr., Kennesaw, GA 30144
145	Tepper Bar Supply, 4131 Rechwood Ave, Los Angeles, CA 90066
146	The Ray Landers Company, 482 Hannah Road, Newnan, GA 30263
147	THUR-CO Inc., dba Thirlwall Sheet Metal, 225 Industrial Drive, Brownsville, TX 78521
148	T-N-T Color Service, Inc, , Gainesville, TX
149	Todd Young Plumbing, Inc., 1137 Brett Drive, Conyers, GA 30094
150	Transborder Logistics, Inc., 4709 N. 5th St., McAllen, TX 75504
151	Trico Products, 1995 Billy Mitchell Blvd, Brownsville, TX 78521
152	Tri-State Pools, 6220 Perimeter Dr., Chattanooga, TN 37421
153	Trouth Air Conditioning, Inc., 1212 Whitaker Street, Sulphur, LA 70665
154	United Site Services, 31 Middlesex Rd. 2nd Floor, Mansfield, MA 02048
155	Veal, Anthony dba Curly's Big Blade, PO Box 821984, N Richland Hills, TX 76182
156	Versi-Tec Electric, Inc., 4523 Irvington, Houston, TX 77009
157	W.S. Construction Company, 2400 Old Burk Rd, Wichita Falls, TX 76306
158	Warner Robins Wrecking, Inc., 640 Elbarta Road, Warner Robbins, GA 31093
159	Wise Fox Pools, P.O. Box 7567, The Woodlands, TX 77387

3